UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )
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Becton, Dickinson and Company
1 Becton Drive
Franklin Lakes, New Jersey 07417-1880
www.bd.com
December 17, 2020
Dear Fellow Shareholders:
We are pleased to invite you to attend the 2021 Annual Meeting of Shareholders of Becton, Dickinson and Company (“BD”) to be held on Tuesday, January 26, 2021 at 1:00 p.m. Eastern Time (the “2021 Annual Meeting”). Due to ongoing public health concerns regarding the COVID-19 pandemic and for the health and well-being of our shareholders, directors, management and associates, the BD Board of Directors has directed that the 2021 Annual Meeting be held as a “virtual meeting” via the Internet. You will be able to attend the 2021 Annual Meeting virtually and vote and submit questions by visiting www.virtualshareholdermeeting.com/BDX2021.
As of the date of this letter, a state of emergency is in effect in the State of New Jersey relating to the COVID-19 pandemic. BD is permitted to hold a virtual meeting of shareholders under New Jersey law so long as a state of emergency remains in effect. In the event that the state of emergency is lifted prior to the date fixed for the 2021 Annual Meeting and it is not, therefore, then legally permissible to hold a completely virtual annual meeting under New Jersey law, we will announce alternative arrangements for the 2021 Annual Meeting as promptly as practicable. Any such change will be announced via press release and website posting, as well as the filing of additional proxy materials with the Securities and Exchange Commission.
The accompanying notice of meeting and proxy statement describe the matters to be acted upon at the meeting. We also will report on matters of interest to BD shareholders.
We hope that you will be able to attend the virtual 2021 Annual Meeting. Whether or not you plan to attend, it is important that your shares be represented and voted. Please read the instructions in the proxy materials on how to vote by proxy.
Thank you for your continued support of BD.

Sincerely,

Vincent A. Forlenza Chairman

Becton, Dickinson and Company
1 Becton Drive
Franklin Lakes, New Jersey 07417-1880

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

December 17, 2020

The Annual Meeting of Shareholders of Becton, Dickinson and Company, a New Jersey corporation (“BD”), will be held on Tuesday, January 26, 2021, at 1:00 p.m. Eastern Time (the “2021 Annual Meeting”). The 2021 Annual Meeting will be held virtually via the Internet, and shareholders can access the 2021 Annual Meeting and vote and submit questions by visiting www.virtualshareholdermeeting.com/BDX2021 and entering the control number provided in these proxy materials. In the event that on the date fixed for the 2021 Annual Meeting, it is not legally permissible to hold a virtual annual meeting under New Jersey law because a state of emergency is not then in effect in New Jersey, we will announce alternative arrangements for the 2021 Annual Meeting as promptly as practicable. Any such change will be announced via press release and website posting, as well as the filing of additional proxy materials with the Securities and Exchange Commission.

At the 2021 Annual Meeting, shareholders will consider and act upon the following proposals:
1.The election as directors of the thirteen nominees named in the attached proxy statement for a one-year term;
2.The ratification of the selection of the independent registered public accounting firm;
3.An advisory vote to approve named executive officer compensation;
4.A shareholder proposal seeking to lower the ownership threshold required to call a special shareholders meeting, if properly presented at the meeting; and
5.Such other business as may properly come before the meeting, or any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the 2021 Annual Meeting of Shareholders to be held on January 26, 2021. BD’s proxy statement and 2020 Annual Report of Shareholders, which includes BD’s consolidated financial statements, are available at www.proxyvote.com.
Shareholders of record as of the close of business on December 7, 2020 are entitled to notice of and to vote at the 2021 Annual Meeting (or any adjournment or postponement thereof), Additional instructions for accessing the 2021 Annual Meeting and voting and submitting questions are included in the accompanying proxy statement.

By order of the Board of Directors,

Gary DeFazio Senior Vice President and Corporate Secretary

PROXY STATEMENT
_____________________________
2021 ANNUAL MEETING OF SHAREHOLDERS
Tuesday, January 26, 2021
 _____________________________
BECTON, DICKINSON AND COMPANY
1 Becton Drive
Franklin Lakes, New Jersey 07417-1880
  _____________________________

GENERAL INFORMATION

Proxy solicitation

These proxy materials are being mailed or otherwise sent to shareholders of Becton, Dickinson and Company (“BD”) on or about December 17, 2020 in connection with the solicitation of proxies by the BD Board of Directors (the “Board”) for BD’s 2021 Annual Meeting of Shareholders (the “2021 Annual Meeting”) to be held virtually via the Internet at 1:00 p.m. EST on Tuesday, January 26, 2021. BD’s directors and its officers and other BD associates also may solicit proxies by telephone or otherwise. Brokers, banks and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. BD has retained MacKenzie Partners, Inc. to assist in soliciting proxies for a fee not to exceed $25,000 plus expenses. The cost of soliciting proxies will be borne by BD.

Important Notice Regarding the Availability of Proxy Materials for the 2021 Annual Meeting of Shareholders to be held on January 26, 2021. This proxy statement and BD’s 2020 Annual Report to Shareholders are also available at www.proxyvote.com.
Shareholders of record
The record date for determining shareholders entitled to notice of, and to vote at, the 2021 Annual Meeting (or any adjournment or postponement thereof) was December 7, 2020. As of such date, there were 290,851,605 shares of BD common stock outstanding, each entitled to one vote.
Virtual meeting

Due to the ongoing public health concerns regarding the COVID-19 pandemic, the Board has directed that the 2021 Annual Meeting be held as a virtual meeting via the Internet. The decision to hold the 2021 Annual Meeting in a virtual format is in accordance with New Jersey law, which permits virtual shareholder meetings while the state of emergency in New Jersey relating to the COVID-19 pandemic remains in effect. In the event that on the date fixed for the 2021 Annual Meeting, it is not legally permissible to hold a virtual annual meeting under New Jersey law because a state of emergency is not then in effect in New Jersey, we will announce alternative arrangements for the 2021 Annual Meeting as promptly as practicable. This may include holding the 2021 Annual Meeting in person or as a hybrid meeting in which the meeting will be held in person with concurrent participation by remote means for shareholders who are not physically present. Any such change will be announced via press release and website posting, as well as the filing of additional proxy materials with the Securities and Exchange Commission.

We are committed to ensuring that our shareholders have the same rights and opportunities to participate in the 2021Annual Meeting as they would if the 2021 Annual Meeting were being held as an in-person meeting at a physical location. To that end, shareholders will have the ability to attend the 2021 Annual Meeting, vote their shares electronically, and ask questions at the meeting, as discussed further below.

How to attend the 2021 Annual Meeting

Shareholders may attend the 2021 Annual Meeting by logging in at www.virtualshareholdermeeting.com/BDX2021. To log in, you will need the control number that is printed on your proxy/voting instruction card (referred to as the "proxy card"), the Notice Regarding the Availability of Proxy Materials or the email sending you the link to the proxy materials, as applicable. If your shares are held in the name of a bank, brokerage firm or other nominee, you should follow the instructions provided by them in order to participate in the virtual meeting.

We recommend that you log in 15 minutes before the start of the 2021 Annual Meeting to ensure sufficient time to complete the check-in procedures. If you are not a shareholder, you may still access the meeting as a guest, but you will not be able to vote or ask questions.

The virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most updated version of applicable software and plugins. If you encounter any technical difficulties logging onto www.virtualshareholdermeeting.com/BDX2021 or during the meeting, there will be a 1-800 number and international number available on the website to assist you. Technical support will be available 15 minutes prior to the start time of the meeting and through the conclusion of the meeting.
How to ask questions at the 2021 Annual Meeting
The 2021 Annual Meeting will include a question and answer session, during which we will answer questions submitted in accordance with the meeting rules posted on the meeting website (www.virtualshareholdermeeting.com/BDX2021) and that are relevant to the company and meeting matters. Shareholders will have an opportunity to submit written questions via the Internet at any time during the meeting by following the instructions that will be available on the meeting website. Shareholders may also submit written questions in advance of the 2021 Annual Meeting at www.proxyvote.com. In both cases, shareholders must have available their control number.

There is no limit on the number of questions a shareholder can ask. The question and answer session will include both questions submitted in advance of and during the meeting. Substantially similar questions will be answered once to avoid repetition and allow more time for other questions. If time does not permit us to address each question received either before or during the 2021 Annual Meeting, the company’s answers will be posted to the "Investors" page of our corporate website, www.bd.com, as soon as possible after the meeting.
How to vote at the meeting or by proxy
Voting at the meeting. Shareholders may cast their votes at the meeting by following the instructions at www.virtualshareholdermeeting.com/BDX2021.
Voting by proxy. You may cast your vote by proxy through the Internet by going to www.proxyvote.com and entering your control number. Shareholders of record and BD plan participants that receive paper copies of the proxy materials may also cast their votes by proxy and submit their voting instructions by:
•    using the telephone number listed on their proxy card; or
•    signing, completing and returning the proxy card in the postage-paid envelope provided.
Votes and voting instructions provided through the Internet and by telephone are authenticated by use of your control number. This procedure allows shareholders to appoint a proxy, and the various plan participants to provide voting instructions, and to confirm that their actions have been properly recorded. If you vote through the Internet or by telephone, you do not need to return your proxy card. In order to be timely processed, voting instructions submitted by participants in a BD plan must be received by 11:59 p.m. Eastern Time on January 21, 2021. All proxies submitted by record holders through the Internet or by telephone must be received by 11:59 p.m. Eastern Time on January 25, 2021 in order to be timely processed.
If you are the beneficial owner of shares held in street name, you can direct your bank, broker or other nominee on how to vote your shares by following the instructions provided to you by your nominee.
Shares represented by properly executed proxies will be voted in accordance with the instructions specified therein. Shares represented by properly executed proxies that do not specify voting instructions will be voted in accordance with the recommendations of the Board set forth in this proxy statement. If you hold your shares in street name and do not provide timely voting instructions to your bank, broker or other nominee, your nominee will not be permitted to vote your shares in its discretion on the election of directors (Proposal 1), the advisory vote to approve executive compensation (Proposal 3), or the shareholder proposal regarding special meetings (Proposal 4), but may still be permitted to vote your shares in their discretion on the ratification of the independent registered public accounting firm (Proposal 2).
Participants in BD plans
Participants in the BD 401(k) Plan or the 401(k) plans of any BD subsidiary may instruct the plan trustee how to vote the shares of BD common stock allocated to their plan accounts. Shares for which no voting instructions are received by the plan trustee will be voted in the same proportion as those shares for which timely instructions are received.
Participants in BD’s Deferred Compensation and Retirement Benefit Restoration Plan (the “Restoration Plan”), the 1996 Directors’ Deferral Plan (the “Directors’ Deferral Plan”), and the Global Share Investment Program ("GSIP") (if so provided under the terms of the local country GSIP plan) may provide voting instructions for the shares of BD common stock allocated to their plan accounts. Plan shares for which no voting instructions are received by the plan trustees will be voted in the same proportion as those plan shares for which timely instructions are received.
Proxies representing shares of BD common stock held of record also will serve as proxies for shares held under the Direct Stock Purchase Plan sponsored and administered by Computershare Trust Company, N.A. and any shares of BD common stock allocated to participants’ accounts under the plans mentioned above, if the registrations are the same. Separate mailings will be made for shares not held under the same registrations.
Quorum; Required vote
The holders of a majority of the shares entitled to vote at the 2021 Annual Meeting must be present in person or represented by proxy to constitute a quorum. Virtual attendance at the 2021 Annual Meeting constitutes presence in person for purposes of a quorum.
Directors are elected by a majority of the votes cast at the meeting (Proposal 1). If an incumbent director receives a greater number of votes “against” the director’s election than votes “for” such election, the director must offer to submit his or her resignation and the Board will decide whether to accept the offer to resign in accordance with the process described on page 17 of this proxy statement.
Approval of each of Proposals 2 through 4 requires the affirmative vote of a majority of the votes cast at the meeting. Under New Jersey law, abstentions and shares that brokers do not have the authority to vote in the absence of timely instructions from the beneficial owners will not be counted as votes cast, and, accordingly, will have no effect on the outcome of the vote on these proposals.
Revocation of proxies or change of instructions
A proxy given by a shareholder of record may be revoked or changed by:
•    sending written notice of revocation to the Corporate Secretary of BD at the address set forth above so that it is received no later than January 25, 2021,
•    delivering a proxy (by one of the methods described above under the heading “How to vote”) bearing a later date, or
•    voting at the meeting.
Participants in the plans described above may change their voting instructions by timely delivering new voting instructions by one of the methods described above under the heading “How to vote.”
If you are the beneficial owner of shares held in street name, you may revoke or change your voting instructions in the manner provided by your bank, broker or other nominee.
Other matters
The Board is not aware of any matters to be presented at the 2021 Annual Meeting other than those set forth in the accompanying notice. If any other matters properly come before the meeting (or any adjournment or postponement thereof), the persons named in the proxy card will vote on such matters in their discretion in accordance with their best judgment.

OWNERSHIP OF BD COMMON STOCK
Securities owned by certain beneficial owners
The following table sets forth as of September 30, 2020, information concerning those persons known to BD to be the beneficial owner of more than 5% of BD’s outstanding common stock, the only class of BD capital stock with voting rights. This information is based on filings made by such persons with the Securities and Exchange Commission (“SEC”). In general, “beneficial ownership” includes those shares that a person has the sole or shared power to vote or dispose of, including shares that the person has the right to acquire within 60 days.

Name and address of beneficial owner	Title of Security	Amount and nature of beneficial ownership	Percent of class
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	Common Stock	24,570,326 (1)	8.5%
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	Common Stock	21,378,911 (2)	7.4%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	Common Stock	18,775,471 (3)	6.5%
(1)    The beneficial owner has sole dispositive power with respect to 23,299,681 shares and shared dispositive power with respect to 1,270,645 shares, and has shared voting power with respect to 417,479 shares.
(2)    The beneficial owner has sole dispositive power with respect to these shares and sole voting power with respect to 18,770,559 shares.
(3)    The beneficial owner has sole dispositive power with respect to these shares and sole voting power with respect to 6,662,245 shares.
Securities owned by directors and management
The following table sets forth as of December 1, 2020 information concerning the beneficial ownership of BD common stock by (i) each director and nominee, (ii) the executive officers named in the Summary Compensation Table on page 42, and (iii) all BD directors and executive officers as a group. Each person has the sole power to vote and dispose of the shares he or she beneficially owns. None of BD’s directors or executive officers has pledged or hedged against any of the shares listed.
BD Common Stock

Name	Amount and nature of beneficial ownership(1)	Percentage of class
Catherine M. Burzik	10,567	*
R. Andrew Eckert	4,312	*
Vincent A. Forlenza	1,115,289	*
Claire M. Fraser	20,377	*
Jeffrey W. Henderson	2,113	*
Christopher Jones	24,090	*
Patrick K. Kaltenbach	14,495	*
Samrat S. Khichi	74,064	*
Marshall O. Larsen	25,054	*
Alberto Mas	85,756	*
David F. Melcher	5,778	*
Thomas E. Polen	105,720	*
Claire Pomeroy	8,179	*
Christopher R. Reidy	219,899	*
Rebecca W. Rimel	12,085	*
Timothy M. Ring	78,822	*
Bertram L. Scott	45,430	*
Directors and executive officers as a group (23 persons)	2,199,268	*
*    Represents less than 1% of the outstanding BD common stock.

(1)    Includes (a) shares held directly, (b) with respect to executive officers, indirect interests in BD common stock held under BD plans, and (c) with respect to the non-management directors, indirect interests in BD common stock held under the Directors’ Deferral Plan. Additional information on certain of these plans appears on page 5. Includes shares that executive officers may acquire within 60 days of December 1, 2020 under outstanding equity compensation awards, including: Mr. Forlenza, 934,482 shares; Mr. Kaltenbach, 14,495 shares; Mr. Khichi, 73,867 shares; Mr. Mas, 75,118 shares; Mr. Polen, 91,603 shares; and Mr. Reidy, 194,821 shares. Also includes, with respect to each non-management director, shares issuable within 60 days of December 1, 2020 under certain outstanding equity awards as follows: Ms. Burzik, 4,823 shares; Mr. Eckert, 774 shares; Dr. Fraser, 18,160 shares; Mr. Henderson, 774 shares; Mr. Jones, 10,767 shares; Mr. Larsen, 16,186 shares; Mr. Melcher, 3,038 shares; Dr. Pomeroy, 2,206 shares; Ms. Rimel, 6,112 shares; Mr. Ring, 774 shares and Mr. Scott, 23,688 shares.
Equity compensation plan information
The following table provides certain information as of September 30, 2020 regarding BD’s equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights(1) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	9,041,662	(2)	$166.91	9,776,376	(3)
Equity compensation plans not approved by security holders	1,480,262	(4)	N/A	0	(5)

Total	10,521,924		$166.91	9,776,376
(1)    Shares issuable pursuant to outstanding performance-based restricted stock units and time-vested restricted stock units under BD's 2004 Employee and Director Equity-Based Compensation Plan (referred to herein as the "2004 Plan") and BD’s Stock Award Plan, as well as shares issuable under the Directors’ Deferral Plan, the Restoration Plan and the GSIP, are not included in the calculation of weighted-average exercise price, as there is no exercise price for these shares.
(2)    Shares issuable includes (i) 25,100 stock options and 6,337,267 SARs granted under the 2004 Plan, (ii) 962,436 performance-based restricted stock units (assuming maximum payout) and 1,697,039 time-vested units granted under the 2004 Plan, and (iii) 19,820 shares issuable under restricted stock unit awards granted under the Stock Award Plan.
(3)    Represents shares available for issuance under the 2004 Plan and includes 4,717,195 shares available for full-value awards, assuming maximum payout of outstanding Performance Units.
(4)    Includes 96,093 shares issuable under the Directors’ Deferral Plan, 288,851 shares issuable under the Restoration Plan, and 1,095,318 shares issuable under the GSIP.
(5)    Not shown are shares issuable under the Directors’ Deferral Plan, the Restoration Plan or the GSIP. There are no limits on the number of shares issuable under these plans, and the number of shares that may become issuable will depend on future elections made by plan participants.
Directors’ Deferral Plan. The Directors’ Deferral Plan allows non-management directors to defer receipt, in an unfunded cash account or a BD common stock account, of all or part of their annual retainer and other cash fees. Directors may also defer receipt of the shares underlying their restricted stock unit awards. The number of shares credited to the BD common stock accounts of participants is adjusted periodically to reflect the payment and reinvestment of dividends on the BD common stock. Participants may also elect to have amounts held in a cash account converted into a BD common stock account. Amounts credited to the BD stock fund are paid out in BD shares at the time of distribution. The Directors’ Deferral Plan is not qualified, and participants have an unsecured contractual commitment of BD to pay the amounts due under the Directors’ Deferral Plan.
Restoration Plan. Information regarding the deferral features of the Restoration Plan can be found on page 50 of this proxy statement. The number of shares credited to the BD common stock accounts of participants is adjusted periodically to reflect the payment and reinvestment of dividends on the BD common stock. Amounts credited to the BD common stock accounts of the Restoration Plan are paid out in BD shares at the time of distribution. The Restoration Plan is not qualified, and participants have an unsecured contractual commitment of BD to pay the amounts due under the plan.
GSIP. BD maintains the GSIP for its non-U.S. associates in certain jurisdictions outside of the United States. The purpose of the GSIP is to provide non-U.S. associates with a way to save on a regular and long-term basis and acquire a beneficial interest in

BD common stock. Participants may contribute a portion of their base pay, through payroll deductions, to the GSIP for their account. BD provides matching funds of up to 3% of a participant’s base pay through contributions to the participant’s plan account. A participant may withdraw the vested portion of the participant’s account, although such withdrawals must be in the form of a cash payment if the participant is employed by BD at the time of withdrawal. Following termination of service, withdrawals will be paid in either cash or shares, at the election of the participant.

PROPOSAL 1.    ELECTION OF DIRECTORS
Members of our Board are elected to serve a term of one year and until their successors have been elected and qualified. All of the nominees for director have consented to being named in this proxy statement and to serve if elected.
Each of the nominees is a current member of our Board, and BD does not know of any reason why any nominee would be unable to serve as director. If any nominee is unable to serve, the shares represented by valid proxies will be voted for the election of such other person as the Board may nominate, or the size of the Board may be reduced.
BD directors have a variety of backgrounds, which reflects the Board’s continuing efforts to achieve a diversity of viewpoints, insights and perspectives on the Board. As more fully discussed below, director nominees are considered on the basis of a range of criteria, including their business knowledge and background, prominence and reputation in their fields, global business perspective and commitment to strong corporate governance and citizenship. They must also have experience and ability that is relevant to the Board’s oversight of BD’s business and affairs. Each nominee’s biography includes the particular experience and qualifications that led the Board to conclude that the nominee should serve on the Board.
Nominees for Director

Catherine M. Burzik, 70, has been a director since 2013. From 2006 until the sale of the company in 2012, Ms. Burzik served as President and Chief Executive Officer of Kinetic Concepts, Inc., a medical device company specializing in the fields of wound care and regenerative medicine. Prior thereto, she was President of Applied Biosystems and President of Ortho-Clinical Diagnostics, Inc., a Johnson & Johnson company. Ms. Burzik also is a director of Haemonetics Corporation.
Ms. Burzik is a seasoned executive in the healthcare industry, having led major medical device, diagnostic, diagnostic imaging and life sciences businesses. She contributes strong strategic, product development and leadership expertise, and extensive knowledge of the global healthcare field.

R. Andrew Eckert, 59, has been a director since 2016. In August 2020, Mr. Eckert became Chief Executive Officer of Zelis Inc., a provider of healthcare cost management and payments solutions. From 2017 until the sale of the company in October 2019, he served as President and Chief Executive Officer of Acelity L.P. Inc., a global wound care company. From 2015 until 2016, he served as the Chief Executive Officer of Valence Health, Inc., a healthcare information technology and services company. Prior thereto, Mr. Eckert served as Chief Executive Officer of TriZetto Corporation, a healthcare information technology solutions firm, and Chief Executive Officer of CRC Health Group, a provider of specialized behavioral healthcare services. Mr. Eckert also is the Chairman of Varian Medical Systems and a director of Vyaire Medical Inc.
Mr. Eckert is a leader in the growing field of healthcare information technology, with extensive experience as an executive officer of several healthcare companies. He has a deep knowledge of operations, strategic planning, product development and marketing, and has valuable corporate governance insight gained from having served as a director of several public companies.

Vincent A. Forlenza, 67, has been a director since 2011, and became BD’s Chairman in 2012. He was elected BD's Chief Executive Officer ("CEO") in 2011 and retired from that role in January 2020. He also served as BD’s President from 2009 to 2017, and as its Chief Operating Officer ("COO") from 2010 to 2011. Mr. Forlenza also is a director of Moody’s Corporation. He is the former Chairman and a current director of the Advanced Medical Technology Association (AdvaMed), an international medical technology trade organization, a director of the Quest Autism Foundation, and a member of the Board of Trustees of The Valley Health System. He is also a trustee of Lehigh University.
Mr. Forlenza has been with BD for over 40 years in a number of different capacities, including strategic planning, business development, research and development and general management, as well as overseas roles. Mr. Forlenza brings to the Board extensive business and industry experience, and provides the Board with a unique perspective on BD’s strategy and operations, particularly in the area of new product development.

Claire M. Fraser, Ph.D, 65, has been a director since 2006. Dr. Fraser is the Director of the Institute for Genome Sciences and a Professor of Medicine and Microbiology and Immunology at the University of Maryland School of Medicine in Baltimore, Maryland. From 1998 to 2007, she served as President and Director of The Institute for Genomic Research, a not-for-profit research organization engaged in human and microbial genomics studies. Dr. Fraser is the President and a director of the American Association for the Advancement of Science and also serves as a director of Ohana Biosciences Inc.
Dr. Fraser is a prominent scientist with a strong background in infectious diseases and molecular diagnostics, including the development of novel diagnostics and vaccines. She also brings considerable managerial experience in her field.

Jeffrey W. Henderson, 56, has been a director since August 2018. Mr. Henderson is the President of JWH Consulting LLC, a business and investment advisory firm, focused primarily on the healthcare industry. He was previously an Advisory Director to Berkshire Partners LLC, a private equity firm, from September 2015 to December 2019. Mr. Henderson served as Chief Financial Officer of Cardinal Health Inc., a global healthcare products and services company, from May 2005 to November 2014. Prior to joining Cardinal Health, Mr. Henderson held multiple positions at Eli Lilly and General Motors, including international positions. He also is a director of Qualcomm, Inc., FibroGen, Inc. and Halozyme Therapeutics, Inc. and was Non-Executive Chairman of Qualcomm, Inc. from 2018 to 2019.
Mr. Henderson is an experienced healthcare executive who brings to the Board a deep knowledge of the industry, along with strong financial, strategic and operational expertise and significant international experience. Mr. Henderson also brings valuable corporate governance experience from his service as a director of other public companies.

Christopher Jones, 65, has been a director since 2010. In 2001, Mr. Jones retired as Chief Executive Officer of JWT Worldwide (previously known as J. Walter Thompson), an international marketing firm. He is a member of the Board of Trustees of The Pew Charitable Trusts, and a member of the Board of Directors of the Albert and Mary Lasker Foundation. He also is a member of the Health Advisory Board of The Johns Hopkins University Bloomberg School of Public Health.
Mr. Jones contributes an important international perspective based on his distinguished career as a marketing leader and head of a global marketing firm. He offers substantial marketing, strategic and managerial expertise derived from his broad range of activities in the field.

Marshall O. Larsen, 72, has been a director since 2007. In 2012, Mr. Larsen retired as Chairman, President and Chief Executive Officer of Goodrich Corporation, a supplier of systems and services to the aerospace and defense industry. Mr. Larsen also is a director of Air Lease Corporation and Raytheon Technologies Corporation.
As a veteran chief executive officer of a public company, Mr. Larsen offers the valuable perspective of an individual with highly-developed executive leadership and financial and strategic management skills in a global manufacturing company. These qualities reflect considerable domestic and international business and financial experience.

David F. Melcher, 66, has been a director since BD’s acquisition of C.R. Bard, Inc. (“Bard”) in 2017, and had served as a Bard director since 2014. In December 2017, he retired as President and Chief Executive Officer of Aerospace Industries Association, a trade association representing major aerospace and defense manufacturers and suppliers, a position he had held since 2015. From 2011 to 2015, Mr. Melcher was Chief Executive Officer, President and a director of Exelis Inc., a global aerospace defense, information and technology services company. Lieutenant General (Ret.) Melcher spent 32 years of distinguished service in the U.S. Army. He also is the Lead Director of Cubic Corporation and a director of the United Services Automobile Association.
Mr. Melcher brings strong executive experience as a result of his many years in leadership positions in the defense community and as a former chief executive officer of a public company. Mr. Melcher offers the perspective of a seasoned executive with extensive experience and expertise in the areas of domestic and international business, program management, strategy development, finance and information technology.

Thomas E. Polen, 47, was elected a director in January 2020, at which time he also became BD's CEO. He has served as BD's President since April 2017 and served as BD's COO from October 2018 to January 2020. Prior thereto, he served as Executive Vice President and President of BD's Medical segment.
Mr. Polen has spent 20 years with BD in a number of capacities of increasing responsibility, and played a key role in leading BD's acquisitions of CareFusion Corporation and Bard. As BD's COO, Mr. Polen had oversight responsibility for all three of BD's business segments, as well as global research and development, innovation, operations and the commercial organization of BD's Americas region.  Mr. Polen brings to the Board extensive industry experience and business expertise, particularly in the areas of strategy and innovation, and in-depth knowledge of BD’s businesses and served markets.

Claire Pomeroy, 65, has been a director since 2014. Since 2013, Dr. Pomeroy has served as President of the Albert and Mary Lasker Foundation, a private foundation that seeks to improve health by accelerating support for medical research through recognition of research excellence, public education and advocacy. Prior thereto, she served as Dean of the University of California, Davis (“UC Davis”) School of Medicine, and Chief Executive Officer of the UC Davis Health System. Dr. Pomeroy also is Chair of the Foundation for Biomedical Research and a director of the Sierra Health Foundation, Center for Women in Academic Medicine and Science, iBiology, the New York Academy of Medicine, the Science Philanthropy Alliance and the Morehouse School of Medicine. Dr. Pomeroy is also a director of Haemonetics Corporation.
Dr. Pomeroy is an expert in infectious diseases, with broad experience in areas of healthcare delivery, health system administration, higher education, medical research and public health. She brings to the Board important perspectives on patient care services, global health and health policy.

Rebecca W. Rimel, 69, has been a director since 2012. From 1994 until her retirement in July 2020, Ms. Rimel served as President and Chief Executive Officer of The Pew Charitable Trusts, a public charity that works to improve public policy and inform the public on issues and trends. Prior thereto, she served as Assistant Professor in the Department of Neurosurgery at the University of Virginia Hospital and also as Head Nurse of its medical center emergency department. Ms. Rimel also is a director of BioTelemetry, Inc., a director/trustee of various DWS mutual funds, and a member of the Board of Trustees of The Bridgespan Group.
Ms. Rimel brings to the Board executive leadership and extensive experience in public policy and advocacy, particularly in the area of healthcare. She also offers the perspective of someone with a strong background in the healthcare field.

Timothy M. Ring, 63, has been a director since BD’s acquisition of Bard in 2017, at which time he was serving as Bard’s Chairman and Chief Executive Officer, a position he had held since 2003. Mr. Ring also is a director of Quest Diagnostics Incorporated, and a co-founder of TEAMFund, Inc., an impact fund focused on delivering medical technology to sub-Saharan Africa and India.
With over 20 years of experience in various leadership positions at Bard, including as Chairman and Chief Executive Officer, Mr. Ring offers a unique perspective on the Bard business. As an experienced chief executive officer of a public company, Mr. Ring also contributes expertise in many facets of business, including strategy, product development and international operations, and has extensive experience in the healthcare industry.

Bertram L. Scott, 69, has been a director since 2002. Mr. Scott retired as Senior Vice President of Population Health of Novant Health in 2019. He previously served as President and Chief Executive Officer of Affinity Health Plan, and as President, U.S. Commercial of CIGNA Corporation. Prior thereto, he served as Executive Vice President of TIAA-CREF and as President and Chief Executive Officer of TIAA-CREF Life Insurance Company. Mr. Scott also is a director of AllianceBernstein Holding L.P., Equitable Holdings, Inc. (“EQH”) and Lowe’s Companies, Inc.
Mr. Scott possesses strong strategic, operational and financial experience from the variety of executive roles in which he has served during his career. He brings experience in corporate governance and business expertise in the insurance and healthcare fields.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES FOR DIRECTOR.

BOARD OF DIRECTORS
The Board and Committees of the Board
BD is governed by the Board. The Board has established five operating committees (the “Committees”) that meet regularly: the Audit Committee; the Compensation and Management Development Committee (the “Compensation Committee”); the Corporate Governance and Nominating Committee (the “Governance Committee”); the Quality and Regulatory Committee (the “QRC”); and the Science, Marketing, Innovation and Technology Committee (the “SMIT Committee”). The Board has also established an Executive Committee that meets only as needed.
The Board has adopted written charters for each of the Committees that are posted on BD’s website at www.bd.com/investors/corporate_governance/. Printed copies of these charters, BD’s 2020 Annual Report on Form 10-K, and BD’s reports and statements filed with or furnished to the SEC may be obtained, without charge, by contacting the Corporate Secretary, Becton, Dickinson and Company, 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880; telephone 201-847-6800.
Committee membership and function
Set forth below are the members of each Committee and a summary description of each Committee’s areas of oversight.
AUDIT COMMITTEE

Members	Function
Bertram L. Scott—Chair R. Andrew Eckert Jeffrey W. Henderson David F. Melcher Rebecca W. Rimel
Retains and reviews the qualifications, independence and performance of BD’s registered public accounting firm (the “independent auditors”).
Reviews BD’s public financial disclosures and financial statements, and its accounting principles, policies and practices; the scope and results of the annual audit by the independent auditors; BD’s internal audit process; and the effectiveness of BD’s internal control over financial reporting.
Reviews BD’s guidelines and policies relating to enterprise risk assessment and management.
Oversees BD’s ethics and enterprise compliance programs.
Reviews financial strategies regarding currency, interest rates and use of derivatives, and reviews BD’s insurance program.

The Board has determined that each Audit Committee member meets the independence and financial literacy requirements of the NYSE for audit committee members. The Board also has determined that each of Messrs. Henderson, Melcher and Scott qualifies as an “audit committee financial expert” under the rules of the SEC.
COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE

Members	Function
Marshall O. Larsen—Chair Jeffrey W. Henderson Christopher Jones David F. Melcher Bertram L. Scott
Reviews BD’s compensation and benefits programs, recommends the compensation of BD’s CEO to the independent members of the Board, and approves the compensation of BD’s other executive officers.
Approves all employment, severance and change in control agreements with our executive officers.
Serves as the granting and administrative committee for BD’s equity compensation plans, including grants to directors.
Oversees certain other BD benefit plans.
Reviews initiatives for identifying and developing leaders and candidates for senior leadership positions.

The Board has determined that each member of the Compensation Committee meets the independence requirements of the NYSE for compensation committee members. Each member also qualifies as an “outside director” under the applicable regulations under Section 162(m) of the Internal Revenue Code, and as a “non-employee director” under Section 16 of the Securities Exchange Act of 1934.

Procedure for determining executive compensation
The Compensation Committee oversees the compensation program for the executive officers named in the Summary Compensation Table on page 42 and for BD’s other executive officers. The Compensation Committee recommends compensation actions regarding the CEO to the other independent directors of the Board and has the authority to take compensation actions with respect to BD’s other executive officers, as discussed below. The Compensation Committee may not delegate these responsibilities to another Committee or members of management.
Role of management
The Compensation Committee’s meetings are typically attended by BD’s CEO, its Chief Human Resources Officer and other BD associates who support the Compensation Committee in fulfilling its responsibilities. The Compensation Committee considers management’s views on compensation matters, including the performance metrics and targets for BD’s performance-based compensation. Management also provides information (which is reviewed by our Internal Audit department and the Audit Committee) to assist the Compensation Committee in determining the extent to which performance targets have been achieved. This includes any recommended adjustments to BD’s operating results when assessing BD’s performance. The CEO and Chief Human Resources Officer also work with the Compensation Committee chair in establishing meeting agendas.
Role of the independent consultant
The Compensation Committee is also assisted in fulfilling its responsibilities by its independent consultant, Pay Governance LLC (“Pay Governance”). Pay Governance is engaged by, and reports directly to, the Compensation Committee. The Compensation Committee has not identified any conflict of interest on the part of Pay Governance or any factor that would otherwise impair the independence of Pay Governance relating to the services performed by Pay Governance for the Compensation Committee. No other consultant was used by the Compensation Committee with respect to the 2020 fiscal year compensation of BD’s executive officers.
During fiscal year 2020, Pay Governance was not engaged to perform any services for BD or BD’s management. The Compensation Committee has adopted a policy prohibiting Pay Governance from providing any services to BD or BD’s management without the Compensation Committee’s prior approval, and has expressed its intention that such approval will be given only in exceptional cases.
In its role as the Compensation Committee's independent consultant, Pay Governance:
•Reviewed materials prepared for the Compensation Committee by management,
•Provided market comparison data and other materials requested by the Compensation Committee,
•Assisted the Compensation Committee in the design and implementation of BD’s compensation program, including the selection of the key elements of the program, setting of targeted payments for each element, and establishment of performance targets,
•Made recommendations regarding the compensation of BD’s CEO,
•Assisted with compensation matters related to our CEO succession,
•Assisted the Compensation Committee regarding the impact of the COVID-19 pandemic on BD's performance-based compensation programs, as described later in this proxy statement,
•Conducted an annual review of the compensation practices of select peer companies, and advised the Compensation Committee with respect to the competitiveness of BD’s compensation program in comparison to industry practices, and identified any trends in executive compensation, and
•Attended Compensation Committee meetings.
Setting compensation
At the end of each fiscal year, the independent directors conduct a review of the CEO’s performance. The independent directors then meet in executive session to set the compensation of the CEO after considering the results of its review, market comparison data and the recommendations of the Compensation Committee. The CEO does not play a role in determining or recommending CEO compensation.
For 2020, the independent directors also reviewed and set the compensation of the Chairman after considering market practices and the Compensation Committee's recommendations. The Chairman played no role in determining or recommending his compensation.

The Compensation Committee is responsible for determining the compensation of BD’s other executive officers. The CEO, in consultation with BD's Chief Human Resources Officer, reviews the performance of the other executive officers with the Compensation Committee and makes compensation recommendations for its consideration. The Compensation Committee determines the compensation for these executives, in consultation with Pay Governance, after considering the CEO’s recommendations and market comparison data regarding compensation levels for comparable positions at peer companies.
The Board has delegated responsibility for formulating recommendations regarding non-management director compensation to the Governance Committee, as discussed below.
CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

Members	Function
Christopher Jones—Chair Catherine M. Burzik Claire M. Fraser Marshall O. Larsen Claire Pomeroy
Identifies and recommends candidates for election to the Board.
Reviews the composition, structure and function of the Board and its Committees, as well as the compensation of non-management directors.
Monitors BD’s corporate governance and Board practices, and oversees the Board’s self-evaluation process.
Oversees matters impacting BD’s image, reputation and corporate responsibility, including communications, community relations, public policy and government relations, and environmental, social and governance ("ESG") matters.

The Board has determined that each member of the Governance Committee meets the independence requirements of the NYSE.
As stated above, the Governance Committee reviews the compensation of BD's non-management directors and makes recommendations to the Board. The Governance Committee may not delegate these responsibilities to another Committee or members of management. The Governance Committee has retained Pay Governance as an independent consultant for this purpose. Pay Governance’s responsibilities include providing market comparison data on director compensation at peer companies, tracking trends in director compensation practices, and advising the Governance Committee regarding the components and levels of director compensation. The Governance Committee has not identified any conflict of interest on the part of Pay Governance or any other factor that would impair Pay Governance’s independence. BD management does not play any role in either recommending or determining non-management director compensation.
QUALITY AND REGULATORY COMMITTEE

Members	Function
Catherine M. Burzik—Chair Claire M. Fraser Christopher Jones Marshall O. Larsen Claire Pomeroy Timothy M. Ring
Oversees BD’s quality strategy and the systems and processes in place to monitor product quality and safety and BD's compliance with regulatory requirements.
Reviews the results of any product quality and quality system assessments by BD and external regulators.
  Reviews any significant product quality, safety or regulatory trends or issues that arise.

SCIENCE, MARKETING, INNOVATION AND TECHNOLOGY COMMITTEE

Members	Function
Claire M. Fraser—Chair Catherine M. Burzik R. Andrew Eckert Claire Pomeroy Rebecca W. Rimel Timothy M. Ring
Oversees BD’s key innovation activities and new product development and commercialization programs, including:
•Progress against program objectives;
•Organizational integration and capabilities; and
•Potentially disruptive trends in technology, medical practice and the external environment.

Board, Committee and annual meeting attendance
The Board and its Committees held the following number of meetings during fiscal year 2020:

Board	9
Audit Committee	9
Compensation Committee	6
Governance Committee	4
QRC	10
SMIT Committee	4
As a result of the COVID-19 pandemic, the Board held special meetings during the year in addition to its regularly scheduled meetings. The Board also had calls with management relating to the pandemic that did not constitute formal meetings. The QRC meetings reflect QRC's ongoing review of BD's quality management systems.
The Executive Committee did not meet during fiscal year 2020. BD’s non-management directors, all of whom are independent, met in executive session at each of the Board meetings held during fiscal year 2020. The Lead Director presided at these executive sessions.
During fiscal year 2020, all directors attended at least 75% of the total number of meetings of the Board and the Committees on which he or she served. The Board has adopted a policy pursuant to which directors are expected to attend our annual shareholder meetings in the absence of a scheduling conflict or other valid reason. All of the directors attended BD’s 2020 Annual Meeting of Shareholders.
Non-management director compensation
The Board believes that providing competitive compensation is necessary to attract and retain qualified non-management directors. The key elements of BD’s non-management director compensation are a cash retainer, equity compensation, Committee chair fees and Lead Director fees. Of the base compensation paid to non-management directors (cash retainer and equity), approximately two-thirds is equity-based compensation. See “Equity ownership by directors” on page 17. Management directors do not receive compensation for their service as director.
Cash retainer
Each non-management director currently receives an annual cash retainer of $107,000 for services as a director, which is paid quarterly. Directors do not receive meeting attendance fees. Following the outbreak of the pandemic, the Board agreed to reduce its next quarterly cash retainer by 40%, matching the size and duration of the temporary salary reductions our Chairman, CEO and Chief Financial Officer ("CFO") voluntarily took as part of the company's response to the pandemic, as described later in this proxy statement.
Equity award
Each non-management director elected at an annual shareholders meeting is granted restricted stock units then valued at $209,000 (using the same methodology used to value awards made to our executive officers). The restricted stock units vest and are distributable at the following annual shareholders meeting, unless deferred at the election of the director.
Committee chair/Lead Director fees
The chair of each Committee receives an annual fee of $25,000. In addition, our Lead Director receives an annual fee of $40,000.
Other arrangements
BD reimburses non-management directors for travel and other business expenses incurred in the performance of their services for BD. Directors may travel on BD aircraft in connection with such activities, and, on limited occasions, spouses of directors have joined them on such flights. Per SEC rules, no compensation is attributed to the directors for these flights in the table below, since the aggregate incremental costs of spousal travel were negligible. Directors are also eligible to participate in BD’s Matching Gift Program, pursuant to which BD matches charitable contributions made to qualifying nonprofit organizations, subject to an aggregate limit per participant of $5,000 per calendar year. Directors are also reimbursed for attending director education courses.

The following table sets forth the compensation earned or received by BD’s non-management directors during fiscal year 2020.
Fiscal Year 2020 Non-Management Directors’ Compensation

Name	Fees earned or paid in cash ($)(1)	Stock awards ($)(2)	All other compensation ($)(3)	Total ($)
Catherine M. Burzik	121,300	220,772	5,000	347,072
R. Andrew Eckert	96,300	220,772	5,000	322,072
Claire M. Fraser	121,300	220,772	5,000	347,072
Jeffrey W. Henderson	96,300	220,772	5,000	322,072
Christopher Jones	121,300	220,772	5,000	347,072
Marshall O. Larsen	161,300	220,772	0	382,072
David F. Melcher	96,300	220,772	5,000	322,072
Claire Pomeroy	96,300	220,772	5,000	322,072
Rebecca W. Rimel	96,300	220,772	0	317,072
Timothy M. Ring	96,300	220,772	5,000	322,072
Bertram L. Scott	121,300	220,772	0	342,072
___________________________________________
(1)Reflects cash retainer and Committee chair fees, and the Lead Director fee for Mr. Larsen. Reflects the temporary reduction in the cash retainer noted above.
(2)Amounts reflect the grant date fair value under FASB ASC Topic 718 of restricted stock units awarded to non-management directors elected at the 2020 Annual Meeting of Shareholders. Since the average BD closing stock price for the 30 trading days prior to grant is used to value the award and determine the number of units granted, rather than the grant date stock price, the amounts reflected for the grant are higher than the $209,000 target award value. For a discussion of the assumptions made in arriving at the grant date fair value of these awards, see Note 8 to the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2020.
Listed below are the aggregate outstanding restricted stock unit awards held by the persons listed above at the end of fiscal year 2020. The amounts shown include restricted stock units granted prior to January 2015 that are not distributable until the director leaves the Board.

Name	Stock Awards Outstanding at September 30, 2020 (#)
Catherine M. Burzik	4,823
R. Andrew Eckert	774
Claire M. Fraser	18,160
Jeffrey W. Henderson	774
Christopher Jones	10,767
Marshall O. Larsen	16,186
David F. Melcher	3,038
Claire Pomeroy	2,206
Rebecca W. Rimel	6,112
Timothy M. Ring	774
Bertram L. Scott	23,688
(3) Amounts shown represent matching gifts under BD’s Matching Gift Program.
Directors’ Deferral Plan
Directors may defer receipt of all or part of their annual cash retainer and other cash fees under the Directors’ Deferral Plan. Directors may also defer receipt of shares issuable to them under their restricted stock unit awards. A general description of the Directors’ Deferral Plan appears on page 5.

CORPORATE GOVERNANCE
Corporate Governance Principles
BD’s commitment to good corporate governance is embodied in our Corporate Governance Principles (the "Governance Principles"). The Governance Principles set forth the Board’s views and practices regarding a number of governance topics, and the Governance Committee assesses the Governance Principles on an ongoing basis in light of current practices. The Governance Principles are available on BD’s website at www.bd.com/investors/corporate_governance/. Printed copies of the Governance Principles may be obtained, without charge, by contacting the Corporate Secretary, Becton, Dickinson and Company, 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880; telephone 201-847-6800.
Board leadership structure
The Board’s goal is to achieve the best board leadership structure for effective oversight and management of BD’s affairs. The Board believes there is no single, generally accepted approach to providing effective board leadership, and that each leadership structure must be considered in the context of the individuals involved and the specific circumstances facing a company. Accordingly, what the Board believes is the right board leadership structure for BD may vary as circumstances warrant.
Following the conclusion of the 2020 Annual Meeting, Mr. Polen became our CEO and Mr. Forlenza continued to serve as Chairman. The Board believes that having Mr. Forlenza remain as Chairman during this CEO transition is in the best interests of BD, as it allows Mr. Polen to dedicate himself to BD's operations while Mr. Forlenza focuses on Board-related matters.
The Governance Principles provide for the appointment of a Lead Director from among the Board's independent directors whenever the Chairman is not independent. The Lead Director role allows the non-management directors to provide effective, independent Board leadership and oversight of management. Marshall O. Larsen has served as Lead Director since January 2015.
Under the Governance Principles, the Lead Director:
•    presides over all meetings of the Board at which the Chairman is not present, including executive sessions of the non-management directors, and at such other times as the Board deems appropriate,
•    has the authority to call meetings of the independent directors,
•    approves Board meeting agendas and information provided to the Board,
•    approves Board meeting schedules to ensure that there is sufficient time for discussion of all agenda items,
•    coordinates the evaluation of the performance of the CEO by the non-management directors,
•    serves as a liaison between the non-management members of the Board and the Chairman, and as a contact person to facilitate communications by BD’s employees, shareholders and others with the non-management directors, and
•    if requested by major shareholders, ensures that he or she is available for consultation and direct communication.
The Board believes that having an independent Lead Director provides independent Board oversight of management, including risk oversight.
Board’s oversight of risk
Role of the Board and Committees. BD’s management engages in an enterprise risk management (“ERM”) process to identify, assess, manage and mitigate a broad range of risks across BD’s businesses, regions and functions, and to ensure alignment of our risk assessment and mitigation efforts with BD’s corporate strategy. The Audit Committee, through the authority delegated to it by the Board, is primarily responsible for overseeing BD’s ERM activities. At least twice a year, senior management reviews the results of its ERM activities with the Audit Committee, including the process used within the organization to identify risks, management’s assessment of the significant categories of risk faced by BD (including any changes in such assessment since the last review), and management’s plans to mitigate potential exposures. The significant risks identified through BD’s ERM activities and the related mitigation plans are also reviewed with the full Board at least once a year. In addition, particular risks (such as cyber security) are often reviewed in-depth with the Audit Committee or the full Board.

The full Board also reviews the risks associated with BD’s strategic plan and discusses the appropriate levels of risk in light of BD’s business objectives. This is done through an annual strategy review process, and from time-to-time throughout the year as part of the Board’s ongoing review of corporate strategy. The full Board also regularly oversees other areas of potential risk, including BD’s capital structure, significant acquisitions and divestitures, and succession planning for BD’s CEO and other members of senior management.
The various Committees of the Board are also responsible for monitoring and reporting to the full Board on risks associated with their respective areas of oversight. The Audit Committee, among other things, oversees BD’s accounting and financial reporting processes and the integrity of BD’s financial statements, BD’s global ethics and compliance program, and its hedging activities and insurance coverages. The QRC oversees matters relating to regulatory compliance and the quality and safety of BD’s products and services. The Compensation Committee oversees risks associated with BD’s compensation practices and programs, the SMIT Committee reviews risks relating to our innovation and product development and commercialization activities, and the Governance Committee oversees risks relating to BD’s corporate governance practices, including director independence, related person transactions and conflicts of interest, as well as matters relating to the Company’s standing as a responsible corporate citizen (including community relations, charitable activities, public policy and government relations, sustainability and other social and environmental matters). In connection with its oversight responsibilities, each Committee often meets with the members of management who are primarily responsible for the management of risk in their respective areas, including, among others, BD’s CFO, Chief Human Resources Officer, Chief Medical Officer, General Counsel, and senior regulatory, information technology, R&D and compliance officers.
Risk assessment of compensation programs. With respect to our compensation policies and practices, BD’s management has reviewed our policies and practices to determine whether they create risks that are reasonably likely to have a material adverse effect on BD. In connection with this risk assessment, management reviewed the design of BD’s compensation and benefits programs (in particular, our performance-based compensation programs) and related policies, potential risks that could be created by the programs, and features of our programs that help mitigate risk. Among the factors considered were the mix of cash and equity compensation, and of fixed and variable compensation, paid to our associates; the balance between short- and long-term objectives in our incentive compensation; the performance targets, mix of performance metrics, vesting periods, threshold performance requirements and funding formulas related to our incentive compensation; the degree to which programs are formulaic or provide discretion to determine payout amounts; caps on payouts; our clawback and share retention and ownership policies; and our general governance structure. Based on this review, we believe that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on BD.

Director nomination process
Role of the Governance Committee
The Governance Committee reviews potential director candidates and recommends nominees for director to the full Board for its consideration based on the Governance Committee's assessment of the overall composition of the Board. The Board believes that having members with a diverse mix of viewpoints, insights and perspectives is critical to board effectiveness, and seeks to have members that collectively possess a wide range of relevant business and financial expertise, industry knowledge, management experience and prominence in areas of importance to BD that fit the current and future needs of the Board. The Board believes that gender and minority representation is an important element in achieving the broad range of perspectives that the Board seeks among its members, and is also important for promoting the culture of inclusion and diversity at BD. To that end, the Board recently adopted a policy that diverse candidates be included in any pool from which new directors are selected.
It is the Governance Committee’s policy to consider referrals of prospective director nominees from other Board members and management, as well as shareholders and other external sources, such as retained executive search firms. The Governance Committee seeks to identify a diverse range of qualified candidates, and utilizes the same criteria for evaluating candidates, irrespective of their source.
When considering potential director candidates, the Governance Committee will seek individuals with backgrounds and qualities that, when combined with those of BD’s other directors, provide a blend of skills and experience that will further enhance the Board’s effectiveness. The Governance Committee believes that any nominee for director that it recommends must meet the following minimum qualifications:
•    Candidates should be persons of high integrity who possess independence, forthrightness, inquisitiveness, good judgment and strong analytical skills.
•    Candidates should demonstrate a commitment to devote the time required for Board duties, including, but not limited to, attendance at meetings.

•     Candidates should be team-oriented and committed to the interests of all shareholders as opposed to those of any particular constituency.
The Governance Committee assesses the characteristics and performance of incumbent director nominees against the above criteria as well, and, to the extent applicable, considers the impact of any change in the principal occupations of such directors during the last year. To aid in this process, the Governance Committee solicits feedback on each incumbent director from all the other members of the Board. Upon completion of its assessment, the Governance Committee reports its recommendations for nominations to the full Board.
Shareholder recommendations
To recommend a candidate for consideration by the Governance Committee, a shareholder should submit a written statement of the qualifications of the proposed nominee, including full name and address, to the Corporate Secretary, Becton, Dickinson and Company, 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880.

Proxy access nominations
BD has a “proxy access” by-law, which permits eligible shareholders to nominate director candidates for inclusion in BD’s proxy statement and proxy card. Our proxy access by-law provides that a shareholder (or a group of up to 20 shareholders) owning 3% or more of BD’s outstanding common stock for at least three years can nominate up to two individuals or 20 percent of the Board, whichever is greater, for election at an annual meeting of shareholders, subject to the relevant requirements in our By-Laws.
Other significant governance practices
Described below are some of the other significant corporate governance practices at BD.
Annual election of directors
BD’s directors are elected annually. The Board believes that annual elections of directors reflect a corporate governance best practice, as it provides shareholders the opportunity to express their views on director performance each year.
Majority voting standard for election of directors
Under our By-Laws, in uncontested elections (that is, where the number of nominees does not exceed the number of directors to be elected), nominees for director must receive the affirmative vote of a majority of the votes cast in order to be elected to the Board. Any incumbent director who receives a greater number of votes “against” the director’s election than votes “for” is required to offer to submit his or her resignation to the Board following the shareholder vote. The Governance Committee will consider and recommend to the Board whether to accept the resignation offer. The Board will act on such recommendation and publicly disclose its decision within 90 days following the shareholder vote. This process allows the Board the opportunity to identify and assess the reasons for the vote, including whether the vote is attributable to dissatisfaction with a director’s overall performance or is the result of shareholder views on a particular issue.
Board self-evaluation
The Board believes a rigorous self-evaluation process is important to the ongoing effectiveness of the Board. To that end, each year the Board conducts a self-evaluation of its performance that allows directors to provide individual feedback on the Board’s composition, culture, committee structure, relationship with management, meetings, oversight of strategy and risk, and other Board-related topics. The results of the self-evaluation are presented by the chair of the Governance Committee to the full Board. As part of the evaluation, the Board assesses the progress in the areas targeted for improvement a year earlier, and develops actions to be taken to enhance the Board’s effectiveness over the next year. Each Committee conducts an annual self-evaluation of its performance through a similar process.
Equity ownership by directors
The Board believes that directors should hold meaningful equity ownership positions in BD. To that end, a significant portion of non-management director compensation is in the form of equity awards. The Board believes that this helps to further align the interests of the non-management directors with our shareholders. Under the Board’s share ownership guidelines, each non-management director is required to own shares of BD common stock (which includes restricted stock units) valued at five times the annual cash retainer and must comply with the guidelines within three years of joining the Board. All of our non-management directors have achieved the required share ownership or are within the three-year grace period.

Shareholder engagement
Our relationship with our shareholders and their views about BD are important to us, and the Board recognizes the value of director engagement with BD’s shareholders. To that end, the Board has established a process by which shareholders can request direct engagement with our non-management directors regarding executive compensation, corporate governance, board and CEO succession, risk management oversight and other matters within the purview of the Board. This process can be found on our website at www.bd.com/investors/corporate_governance/. The Board may also initiate direct communications with BD shareholders at any time, in its discretion.
Annual Report of Charitable Contributions
In furtherance of BD’s commitment to good governance and transparent disclosure practices, BD charitable contributions or pledges in an aggregate amount of $50,000 or more in any fiscal year (excluding contributions under BD’s Matching Gift Program) to entities with which BD’s directors and executive officers, or their families, are affiliated must be approved by the Governance Committee. In addition, BD posts on its website, at www.bd.com/investors/corporate_governance/, an Annual Report of Charitable Contributions (the “Contributions Report”) listing all contributions and pledges made by BD during the preceding fiscal year in an amount of $10,000 or more to such affiliated organizations. The Contributions Report includes a discussion of BD’s contributions philosophy.
Code of Conduct
BD maintains a Code of Conduct that is applicable to all directors, officers and associates of BD, including our CEO, CFO, principal accounting officer and other senior financial officers. It sets forth BD’s policies and expectations on a number of topics, including conflicts of interest, confidentiality, compliance with laws (including insider trading laws), preservation and use of BD’s assets, and business ethics. The Code of Conduct also sets forth procedures for addressing any potential conflict of interest (or the appearance of a conflict of interest) involving directors or executive officers, and for the confidential communication and handling of issues regarding accounting, internal control and auditing matters. The Code of Conduct is available in English and over 30 other languages. Every BD associate is required to complete annual training on the Code of Conduct.
BD also maintains an Ethics Help Line telephone number (the “Help Line”) for BD associates as a means of raising concerns or seeking advice. The Help Line is available to all associates worldwide. Associates using the Help Line may choose to remain anonymous and all inquiries are kept confidential to the extent practicable in connection with the investigation of an inquiry. All Help Line inquiries are forwarded to BD’s ethics and compliance department for investigation. The Audit Committee is informed of any reported matters, whether through the Help Line or otherwise, that could potentially be significant to BD, including accounting, internal control or auditing matters, or any fraud involving management or persons who have a significant role in BD’s internal controls.
Any waivers from any provisions of the Code of Conduct for executive officers and directors will be promptly disclosed to shareholders. In addition, certain amendments to the Code of Conduct, as well as any waivers from certain provisions of the Code of Conduct given to BD’s CEO, CFO or principal accounting officer, will be posted at the website address set forth below.
The Code of Conduct is available on BD’s website at www.bd.com/investors/corporate_governance/. Printed copies of the Code of Conduct may be obtained, without charge, by contacting the Corporate Secretary, Becton, Dickinson and Company, 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880; telephone 201-847-6800.

Enterprise ethics and compliance
Under the oversight of the Audit Committee, BD’s global ethics and compliance function seeks to ensure that BD has a comprehensive compliance program that is designed to prevent and detect wrongdoing and continuously encourages lawful and ethical conduct. BD’s Senior Vice President & Chief Compliance Officer leads the global ethics and compliance function and, along with the BD Compliance & Ethics Committee, which is comprised of members of BD’s executive leadership team, oversees these activities to ensure effective operation and enforcement of BD’s global ethics and compliance program. The ethics and compliance program is integrated into our global business operations. We evaluate the effectiveness of our program and adapt it periodically to ensure it is appropriately tailored to address the risks inherent in our global business.
In addition to our Code of Conduct, BD has a set of global policies and standards, including our Global Standards for Interactions with Health Care Providers, Health Care Organizations and Government Officials, which are designed to ensure associates have clear guidance on how to do what is right in the context of their work for BD. BD associates must comply with these Global Standards, the BD Code of Conduct, BD policies and procedures, applicable laws and regulations, and relevant industry codes (including AdvaMed, APACMED, MedTech Europe, Mecomed, and Abimed).

BD associates receive information and training about the Code of Conduct, Global Standards and other policies in a number of ways, including periodic communications and trainings. Associates can access detailed information on our expectations through our intranet and on our ethics and compliance mobile app.
Except as prohibited by applicable law, BD associates are obligated to report any suspected violations of laws, industry codes, the BD Code of Conduct or BD policies in accordance with BD’s Global Speaking Up Policy. BD takes all reports of violations of laws, BD policies, and ethical standards seriously and will promptly, fairly, and thoroughly investigate all such reports. BD does not tolerate any form of retaliation against any person who in good faith reports an actual or suspected violation.
Political contributions
The Company prohibits the use of corporate funds and assets to support U.S. federal or state candidates, political parties, ballot measures or referendum campaigns. Exceptions to this policy require approval by the CEO, General Counsel and a designated member of the Governance Committee. To date, no exceptions have been sought or approved.
In all cases, BD policy prohibits directors and employees from using company resources to promote their personal political views, causes or candidates, and specifies that the company will not directly or indirectly reimburse any personal political contributions or expenses.
As permitted under U.S. law, the Company operates a political action committee. The BD PAC is a mechanism to enable eligible U.S. associates to voluntarily support candidates for elected office who share BD’s perspectives and approaches to public policy issues. BD has not authorized the establishment of any political action committees operating on the state or local level. Contributions to BD PAC are entirely voluntary and are governed by the BD PAC By-Laws. BD provides administrative support to the PAC, as permitted under federal law.
BD is a member of numerous trade associations through which we seek to advance collaborative and constructive approaches to industry engagement with policymakers and other stakeholders. BD also participates in a variety of issue advocacy coalitions and alliances that seek to advance policy proposals focused on key priorities for our Company. We have informed our major U.S. trade associations and relevant 501(c)(4) organizations that they are prohibited from applying any BD funds to support contributions to any U.S. federal or state candidate, political party, ballot measure or referendum campaign.
Director independence; Policy regarding related person transactions
Director independence
Under the NYSE rules and our Governance Principles, a director is not independent if the director has a direct or indirect material relationship with BD (other than his or her relationship as a director). The Governance Committee annually reviews the independence of all directors and nominees for director and reports its findings to the full Board. To assist in this review, the Board has adopted director independence guidelines (“Independence Guidelines”) that are contained in the Governance Principles. The Independence Guidelines set forth certain categories of relationships (and related dollar thresholds) between BD and directors or their immediate family members, or entities with which they have a relationship, which the Board has judged to be immaterial for purposes of assessing a director’s independence (referred to as the "safe harbor" provision). In the event that a director has any relationship with BD that is not addressed in the Independence Guidelines, the independent members of the Board review the facts and circumstances to determine whether the relationship could impact independence.
The Board has determined that all of our non-management director nominees (Catherine M. Burzik, R. Andrew Eckert, Claire M. Fraser, Jeffrey W. Henderson, Christopher Jones, Marshall O. Larsen, David F. Melcher, Claire Pomeroy, Rebecca W. Rimel, Timothy M. Ring, and Bertram L. Scott) are independent under the NYSE rules and our Independence Guidelines. Messrs. Forlenza and Polen are employees of BD and, therefore, are not independent under the NYSE rules and the Independence Guidelines.
In determining that each of our non-management directors is independent, the Board reviewed BD’s transactions or other dealings with organizations with which a director has a relationship, such as service by the director as an employee of the organization or as a member of its governing or advisory board. Based on its review, the Board determined that, in each instance, the relationship fell within the safe harbor provision, or that the nature of the relationship, the degree of the director’s involvement with the organization and the amount involved was such that it would not otherwise constitute a material relationship or impair the director’s independence. The types of transactions with director-affiliated organizations considered by the Board consisted of the purchase or sale of products and/or services (in the cases of directors Burzik, Eckert, Fraser, Henderson, Jones, Pomeroy, Ring and Scott), the licensing of intellectual property rights (in the cases of directors Fraser and Jones), an equity investment (in the case of Mr. Ring), and charitable contributions (in the cases of directors Burzik, Jones and Scott).

Related person transactions
During 2020, BD did not engage in any related person transactions involving members of the Board or BD's executive officers. The Board has established a written policy (the “Policy”) requiring approval or ratification of transactions involving more than $120,000 per year in which a director, executive officer or shareholder owning more than 5% of BD’s outstanding common stock (excluding passive investors that own less than 20%) or their immediate family members has, or will have, a material interest. The Policy is available on BD’s website at www.bd.com/investors/corporate_governance/. The Policy excludes certain specified transactions, including transactions available to BD associates generally. The Governance Committee is responsible for the review and approval or ratification of transactions subject to the Policy. The Governance Committee will approve or ratify only those transactions that it determines in its business judgment are fair and reasonable to BD and in (or not inconsistent with) the best interests of BD and its shareholders, and that do not impact the director’s independence.
Sustainability
We view sustainability as a portfolio of complementary initiatives and actions that help us achieve our purpose of advancing the world of health. We see the modern social and environmental challenges our world faces as opportunities to make a difference while strengthening our company.
We tie our sustainability strategy to our business strategy, and we evaluate and prioritize the ESG factors most relevant to our business and stakeholders. By using this process, we have defined four areas of focus that provide the framework for our current Sustainability Goals:
•Innovation
◦Innovate key healthcare processes such as medication management and lab automation.
◦Develop innovations and informatics to enable disease management across the care continuum.
◦Enable the transition from research into clinical practice.
◦Provide solutions that improve healthcare worker and patient safety.
•Access
◦Develop low-cost innovations to address leading causes of mortality and morbidity.
◦Collaborate on health system strengthening with leading agencies and nongovernmental organizations.
◦Further expand BD manufacturing, product array and employment in emerging countries.
•Efficiency
◦Reduce greenhouse gas emissions and increase climate resilience throughout our operations and value chain.
◦Minimize our environmental footprint and conserve natural resources.
◦Establish a supplier responsibility evaluation methodology.
◦Eliminate priority materials of concern in specified product categories.
◦Improve life cycle impacts of current and future products.
•Empowerment
◦Increase the diversity of our workforce, particularly in leadership roles.
◦Achieve best-in-class associate safety performance.
◦Partner with nonprofits to address unmet needs locally and globally.
◦Drive social impact and associate engagement through volunteer programs.
At the Board level, the Governance Committee has oversight responsibility for matters regarding sustainability and social responsibility. At the management level, BD’s Executive Vice President, Integrated Supply Chain, who reports directly to our CEO, has general oversight responsibility with respect to these matters.

We report annually on ESG matters and our progress against our Sustainability Goals in our Sustainability Report. In addition, further information about our climate change strategy and programs to reduce greenhouse gas emissions can be found in our Climate Change Management Report, as well as in our responses to the CDP (formerly the Carbon Disclosure Project). Recognizing the increased interest from our stakeholders about our climate change management program, our disclosures are in line with the recommendations of the Task Force on Climate-related Financial Disclosures (TCFD). These reports are available at www.bd.com/en-us/company/sustainability-at-bd.

Communication with directors
Shareholders or other interested parties wishing to communicate with the Board, the non-management directors or any individual director (including complaints or concerns regarding accounting, internal accounting controls or audit matters) may do so:
•    by mail, addressed to BD Lead Director, P.O. Box 264, Franklin Lakes, New Jersey 07417-0264;
•    by calling the BD Ethics Help Line, an independent toll-free service, at 1-800-821-5452 (callers from outside North America should use “AT&T Direct” to reach AT&T in the U.S. and then dial the above toll-free number); or
•    by email to ethics_office@bd.com.
All communications will be kept confidential and promptly forwarded to the Lead Director, who shall, in turn, forward them promptly to the appropriate director(s). Such items that are unrelated to a director’s duties and responsibilities as a Board member may be excluded by our corporate security department, including, without limitation, solicitations and advertisements, junk mail, product-related communications, job referral materials and resumes, surveys, and material that is determined to be illegal or otherwise inappropriate.

REPORT OF THE COMPENSATION
AND MANAGEMENT DEVELOPMENT COMMITTEE
The primary objective of the BD compensation program is to fully support the strategic business goal of delivering superior long-term shareholder returns through sustained revenue growth, earnings per share growth, return on capital and other metrics. As such, we intend to ensure a high degree of alignment between pay and the long-term value and financial soundness of BD. The Compensation Committee has established the following compensation principles to meet this objective.

     •    Aligning the interests of executives and shareholders
◦Through equity compensation and equity retention guidelines for executives, we seek to align the interests of executives with those of BD’s shareholders. Equity compensation represents the largest portion of our compensation structure in terms of target value.
      •    Linking rewards to performance
◦We maintain a pay-for-performance philosophy based on actual performance against clear, measurable company performance targets, particularly those metrics that support the creation of long-term shareholder value.
     •    Delivering superior business and financial results
◦Performance targets are set to reward executives for achieving short- and long-term results in line with our objective of enhancing long-term shareholder value. In setting short-term goals and in rewarding performance, we will take care to ensure that we do not create incentives to take inappropriate risks.
      •    Offering a competitive compensation structure
◦We have established and intend to maintain a competitive structure that supports the recruitment and retention of high-performing executives essential to driving the business results required to execute our strategy and create long-term value for shareholders. This structure is determined, in part, by evaluating peer group data provided and analyzed by the Compensation Committee’s independent consultant, Pay Governance.
      •    Maintaining a transparent compensation structure
◦The Compensation Committee strives to provide absolute transparency to executives, employees and shareholders of all aspects of BD’s compensation and benefits structure. This includes disclosure of performance targets, payout formulas, details of other earned benefits and the Compensation Committee’s use of discretion in determining award payouts.
      •    Maintaining Compensation Committee independence
◦The Compensation Committee is made up exclusively of independent directors and utilizes an independent compensation consultant, Pay Governance, which, by Compensation Committee policy, is prohibited from performing any services for BD or its management without the Compensation Committee’s prior approval.
      •    Retaining prerogative to adjust programs
◦The Compensation Committee retains the prerogative to change or modify BD’s compensation and benefit programs to reflect prevailing economic, market or company financial conditions.
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in BD’s Annual Report on Form 10-K for the fiscal year ended September 30, 2020 and in this proxy statement.
COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE
Marshall O. Larsen—Chair
Jeffrey W. Henderson
Christopher Jones
David F. Melcher
Bertram L. Scott

COMPENSATION DISCUSSION AND ANALYSIS
This section discusses our executive compensation program and the compensation actions taken with respect to the persons named in the Summary Compensation Table (who we refer to as the “named executive officers”) on page 42. The named executive officers include:
•Thomas E. Polen, Chief Executive Officer and President
•Vincent A. Forlenza, Chairman
•Christopher R. Reidy, Executive Vice President, Chief Financial Officer and Chief Administrative Officer
•Patrick K. Kaltenbach, Executive Vice President and President, Life Sciences Segment
•Samrat S. Khichi, Executive Vice President and General Counsel, Regulatory and Government Affairs
•Alberto Mas, Executive Vice President and President, Medical Segment
Mr. Polen succeeded Mr. Forlenza as BD’s CEO on January 28, 2020, after which, Mr. Forlenza assumed the role of executive Chairman.
All references in this section to years are references to our fiscal year, which ends on September 30, unless otherwise noted. In this section, when discussing our financial performance for the year and awards under our Performance Incentive Plan (the “PIP”), we refer to certain financial measures that do not conform to generally accepted accounting principles (“GAAP”). Appendix A to this proxy statement contains reconciliations of these non-GAAP measures to the comparable GAAP financial measures.
Executive Summary
Our compensation objectives and practices
Our goal is to provide an executive compensation program that best serves the long-term interests of our shareholders. We believe that attracting and retaining superior talent and rewarding performance is key to delivering long-term shareholder returns, and that a competitive compensation program is critical to that end. Therefore, we strive to provide a competitive compensation package to our executives that ties a significant portion of pay to performance and uses components that align the interests of our executives with those of BD’s shareholders. The following is a summary of important aspects of our executive compensation program discussed later in this section.
• Balanced mix of pay components and incentives. We target a balanced mix of cash and equity compensation, and of annual and long-term incentives. The key elements of our program are salary, annual cash incentives under the PIP and long-term equity compensation.
• Significant performance-based compensation tied to business strategy. We emphasize pay-for-performance to align executive compensation with the execution of our business strategy and the creation of long-term shareholder value.
◦A significant portion, 92%, of Mr. Polen’s target compensation in 2020 was performance-based.
◦We use performance metrics, listed on page 30, that are aligned with and support BD’s business strategy.
◦While we emphasize “at risk” pay tied to performance, we believe our program does not encourage excessive risk-taking by management.
• Share retention guidelines and policy against pledging/hedging. Our executives are subject to robust share retention and ownership guidelines and are prohibited from pledging BD shares or hedging against the economic risk of their ownership.
• Limited perquisites and no employment agreements. We offer our named executive officers limited perquisites, and none of them have employment agreements.
• Clawback policy. We have a compensation recovery policy that gives the Board the authority to recover incentive compensation paid to senior management in the event of a restatement of our financial statements resulting from misconduct, and to recover equity compensation awarded to a member of management if such executive breaches certain restrictive covenants.
• Change in control arrangements. We have “double-trigger” change in control agreements with our named executive officers to provide continuity of management in the event of an actual or potential change in control of BD. We have adopted a policy of eliminating excise tax "gross-ups" from any new change in control agreements. Equity compensation awards made after January 1, 2015 also have a double-trigger accelerated vesting provision.

• Use of independent consultant. The Compensation Committee uses an independent consultant to assist it in designing our compensation program and making compensation decisions. The independent consultant did not provide any services to BD or BD management in 2020, per the policy of the Compensation Committee.

The impact of the pandemic on our results and executive compensation
Impact on BD’s operations
COVID-19 was officially declared a pandemic in March 2020, although BD began to experience the impact earlier in the year due to our global operations, particularly in China. Government efforts throughout the world to slow and control the spread of COVID-19 led to a sudden and significant decline in global economic activity that had a significant impact on BD. Our business experienced weakened demand resulting from a significant decline in medical procedures due to government restrictions and a shift in healthcare priorities. We experienced a decline in procedure volumes across both acute and non-acute settings, the deferral of elective procedures, such as hernia repairs, and delays in instrument placements. We were also impacted by decreases in demand for routine diagnostic testing and specimen collections (although this was partially offset by higher demand for our COVID-19 testing), and by declines in research activity due to laboratory closures and reduced clinical testing.
The pandemic significantly impacted BD’s financial results relative to our performance-based incentive targets. The weakness in demand caused by the pandemic resulted in an estimated net decrease in revenues for the year of $600 million. Our worldwide revenues in 2020 of $17.117 billion decreased 1.0% from 2019 (and were flat on a currency-neutral basis), while our adjusted earnings per share of $10.20 represented an 11.2% currency-neutral decline.

BD’s resilience to the pandemic
BD management took decisive action to respond to the unprecedented disruption caused by the pandemic.
•Actions were quickly taken to protect our global associates, including travel restrictions, work-from-home requirements and preventative measures at our sites.
•Management ensured BD’s ongoing liquidity and financial flexibility through financing activities, cash preservation initiatives, capital expense reductions and cost control measures.
•We proactively managed our supply chain to ensure that BD could continue to serve our customers, and the company did not experience any significant disruption to its operations or supply chain.
•We suspended BD matching contributions under our savings plans and temporarily reduced executive salaries (with Board members also temporarily reducing their cash compensation).
•Temporary furloughs (with full benefits) were instituted due to lower demand for certain product lines.
At the same time, BD deployed its expertise and scale to contribute significantly to the global healthcare response to COVID-19. BD developed multiple new products to help aid in the detection and identification of COVID-19, including a rapid, point-of-care diagnostic test that has expanded access to critical COVID-19 testing. Our leading position as a manufacturer of needles and syringes also enabled us to partner with the U.S. and other governments to prepare for a future COVID-19 vaccination campaign.

The Compensation Committee’s actions relating to the impact of the pandemic
Impact of pandemic on incentive compensation
The economic disruption from the pandemic materially impacted our performance-based incentive plans.
•The adverse impact to revenues and earnings resulted in BD’s performance coming in below threshold performance for these performance measures under the PIP, our annual cash incentive plan, resulting in a PIP performance factor that would have been significantly below target.
•Performance Unit awards covering the 2018-2020 fiscal year period vested significantly below target, in part due to the impact of the pandemic, and the value of our outstanding, in-cycle performance-based equity awards are also forecasted to be similarly impacted.

Actions of the Compensation Committee
A focus of the Compensation Committee in addressing the unforeseen disruption from the pandemic was to give due consideration to the negative impact on BD’s stakeholders, including our employees and shareholders. At the same time, it sought to use its ability to exercise discretion under BD’s plans to compensate management fairly while not unduly insulating management from the financial consequences of the pandemic. The Compensation Committee was also committed to ensuring that any action taken to address the impact to our long-term performance incentive compensation would align the interests of management with the long-term interests of our shareholders.

PIP. To address the impact of the pandemic on the PIP, the Compensation Committee considered a number of factors, including the extent to which COVID-19 impacted BD’s financial results and management’s efforts to navigate the company through the disruption caused by the pandemic and contribute to the global response.
•Because of the economic instability brought on by the pandemic, and the inability to predict its impact for the year, the Compensation Committee believed resetting the PIP performance targets was impractical, and decided instead to assess whether to use its discretion to adjust plan funding.
•The Compensation Committee believed any exercise of discretion should be performance-based, and focused on management’s execution in a number of key areas that were critical to enhancing the company’s resilience to the disruption and uncertainty caused by the pandemic, aiding the global pandemic response, and positioning BD to succeed in this new environment.
•The Compensation Committee noted management’s solid execution with respect to these resilience factors, including company performance for the year that exceeded the internal forecast that was set following the outbreak of the pandemic.
•Based on management's considerable contributions during the year, the Compensation Committee established a range of PIP funding it felt was appropriate in light of management’s performance, and after thorough consideration, set funding well below target at 75% (compared to the 18% funding level that would have been achieved under the PIP formula), as discussed beginning on page 34.
The Compensation Committee did not make adjustments for any items impacting BD’s underlying performance that were not related to the pandemic. In particular, the Compensation Committee did not make any adjustments for the financial impact during the year resulting from the delay in shipments of BD Alaris™ pumps pending compliance with certain FDA filing requirements.

Performance Units. The Compensation Committee considered the impact of the pandemic on the 2018 award, which vested at 45% of target, and the projected value of the in-flight 2019 grant. Recognizing the unexpected impact of the pandemic on this key component of long-term compensation and the disproportionate impact of the pandemic on BD’s business and shareholder returns relative to many peer companies, the Compensation Committee considered various alternatives to address this impact. After considering these alternatives, the Compensation Committee decided to make a special, one-time supplemental grant of SARs to associates who had received the 2018 or 2019 grants, which included certain named executive officers, as described beginning on page 37. So that associates would not be fully protected from the impact of the pandemic, the value of this one-time award was limited to 50% of the decline in value of the 2018 and 2019 Performance Unit grants. Even though Mr. Polen received the 2018 and 2019 Performance Unit grants, the Committee agreed with his decision to forego receipt of this additional one-time award.

Salary actions during the year
Prior to the beginning of the fiscal year, management decided, with the Compensation Committee’s agreement, to freeze executive salaries as part of cost containment efforts at the company. As a result, except for salary actions taken with respect to Mr. Polen in connection with his appointment as our CEO in January 2020, our named executive officers received no salary increase during the year.
To assist BD in its response to the COVID-19 pandemic, management volunteered to temporarily reduce their salaries, with our Chairman, CEO and CFO agreeing to the biggest reductions. The salaries of Messrs. Forlenza, Polen and Reidy were reduced 40% for a period of 90 days, and salaries of our other executive officers were reduced 20% during the same period. Our Board of Directors also reduced its cash retainer by 40% during this period.

Changes to our equity compensation awards in fiscal 2020
The Compensation Committee continually reviews our executive compensation program to ensure that it supports our corporate strategy. Consistent with this goal, BD made two changes to the long-term equity compensation awards granted in November 2019. The first was to substitute three-year average revenue growth for relative total shareholder return (TSR”) as a performance metric for our Performance Units, but to retain the relative TSR metric as a modifier of Performance Unit payouts, as described beginning on page 32. This change to our Performance Units further aligns management on the importance of sustained revenue growth to the creation of shareholder value, consistent with our strategic plan.
In addition, time-vested restricted stock units (“TVUs”) were replaced with performance-contingent time-vested units (“PTVUs”). PTVUs do not vest unless the earnings per share ("EPS") target has been met over the three-year performance period. This change was made to increase the amount of total compensation that was “at-risk” for our executives, consistent with our pay-for-performance philosophy.

Objectives of Our Executive Compensation Program
The objectives of our executive compensation program include:
• Aligning the interests of our executives with our shareholders through equity compensation and share retention guidelines.
• Driving superior business and financial results by setting clear, measurable short- and long-term performance targets that support our business strategy and the creation of long-term shareholder value, while at the same time taking care to ensure that our executives are not incentivized to take inappropriate risks.
• Maintaining a pay-for-performance philosophy by tying a significant portion of pay to performance against performance targets.
• Offering competitive compensation that helps attract and retain high-performing executives who are essential to executing our strategy and creating long-term value for our shareholders.

In administering the program, the Compensation Committee seeks to provide transparency to BD executives and associates and to our shareholders of all aspects of BD’s compensation and benefits structure. This includes disclosure of performance targets and payout formulas, benefits provided under the program, and the Compensation Committee’s use of discretion in determining award payouts.

How We Set Executive Compensation

The role of the Compensation Committee, its consultant and management
The Compensation Committee oversees the compensation program for our executive officers, including the program design and performance targets. The Compensation Committee recommends compensation actions regarding the CEO for approval by the independent members of the Board and sets the compensation of the other named executive officers. The Compensation Committee is assisted in fulfilling its responsibilities by its independent consultant, Pay Governance, and BD’s senior management. Additional information about our process for setting executive compensation, including the roles of Pay Governance and management, is found beginning on page 11.
To maintain the independence of its outside consultant, the Compensation Committee has established a policy that prohibits its consultant from performing any services for BD or BD’s management without the Compensation Committee’s prior approval. In accordance with this policy, Pay Governance did not perform any services for BD or BD management in 2020.

The use of market comparison data
The Compensation Committee considers several factors in structuring our program, determining pay components and making compensation decisions. This includes the compensation practices of select peer companies in the healthcare industry, which we refer to as the “Comparison Group.” These companies are chosen by the Compensation Committee after considering the recommendations of Pay Governance and management at the beginning of the fiscal year. It is the Compensation Committee’s intent to select companies that have significant lines of business that are similar to BD’s, are of comparable size in revenue and market capitalization, and compete with BD for executive talent. The companies in the Comparison Group for 2020 are below.
Comparison Group

Abbott Laboratories Agilent Technologies, Inc. Allergan plc * Baxter International Inc. Boston Scientific Corporation	Danaher Corporation Medtronic plc Stryker Corporation Thermo Fisher Scientific Inc. Zimmer Biomet Holdings, Inc.
*Allergan was acquired by AbbVie in May 2020 and is no longer part of the Comparison Group.

If the sample size from the Comparison Group is not large enough for a particular named executive officer, data from a secondary peer group or, more broadly, general industry may be used. Companies in the secondary peer group vary each year, depending on survey participation, and are selected based on similarities of industry and company size. The Comparison Group data was used for each named executive officer in 2020, except that for Messrs. Kaltenbach and Mas, data from the secondary peer group was also used due to insufficient availability of Comparison Group benchmark data.
Comparison Group Data

	Revenue for the twelve months ended September 30, 2020 (in millions) ($)	Market capitalization on September 30, 2020 (in millions) ($)
25th Percentile	10,157	40,711
Median	14,070	78,265
75th Percentile	26,248	152,757
BD	16,917	67,447
BD Percentile Rank	57%	44%

The Compensation Committee attempts to set the salary, annual cash incentive and equity compensation of the named executive officers at levels that are competitive with that paid to persons holding the same or similar positions at the Comparison Group or secondary peer group companies, as applicable, using available market comparison data regarding these companies as a guide. The Compensation Committee (and the independent directors, in the case of our CEO) generally seeks to set the compensation of our named executive officers for each of these elements within a competitive range of the median of the Comparison Group, assuming payout of performance-based compensation at target. The use of market comparison data, however, is just one of the tools used to determine executive compensation, and the Compensation Committee and the independent directors retain the flexibility to set target compensation at levels deemed appropriate for an individual or for a specific element of compensation. Based on the market data provided by Pay Governance, the Compensation Committee believes that the total target compensation it set for the named executive officers in 2020 generally approximated median competitive levels while retaining the ability to factor in performance, experience, and breadth of responsibilities.
Because each compensation element is reviewed individually, compensation decisions made with respect to one element of compensation generally do not affect decisions made with respect to other elements. It is also for this reason that no specific formula is used to determine the allocation between cash and equity compensation, although it is the Compensation Committee’s intent that equity compensation represent the largest portion of total target compensation. In addition, because an executive’s compensation target is set by reference to persons with similar duties at peer companies, we do not establish any fixed relationship between the amount of compensation paid to our CEO and that paid to the other named executive officers.

The use of tally sheets
Annually, the Compensation Committee is provided with a “tally sheet” report prepared by management regarding the named executive officers. The tally sheet includes, among other things, total annual compensation, the value of unexercised or unvested equity compensation awards, and amounts payable upon termination of employment under various scenarios, including retirement or following a change in control. The Compensation Committee uses these tally sheets to gain additional perspective on the value the executives have accumulated from prior equity awards and plan accruals and their retentive value.

Last year’s say-on-pay vote
Approximately 90% of the shares voted at last year’s annual meeting were cast in support of BD’s advisory vote on named executive officer compensation (known as "say-on-pay"). The Compensation Committee views the vote as broad general shareholder support for our executive compensation program. Based on our say-on-pay vote and the Compensation Committee’s ongoing benchmarking of our compensation policies and practices, the Compensation Committee believes that our compensation program effectively aligns the interests of our named executive officers with those of our shareholders and the long-term goals of BD.

The Key Elements of Our Compensation Program

The key elements of our executive compensation program are summarized below.

Component	Description	Purpose

Base salary	Fixed cash compensation based on performance, scope of responsibilities, experience and competitive pay practices.	Provide a fixed, baseline level of compensation.

PIP	Annual variable cash payment tied to performance during the fiscal year.	•Drive business performance towards achievement of annual goals. •Reward individual contributions to BD’s performance.
Long-term equity compensation:

• SARs	Exercisable for shares based on difference between exercise price and BD stock price.	•Increase executive ownership to align interests with shareholders. •Promote executive retention. •Drive long-term, sustained business performance. •Reward creation of shareholder value.
• Performance Units	Performance-based restricted stock units, with payout tied to BD’s performance over three-year performance period.
• PTVUs	Restricted stock units that vest three years from grant, subject to BD meeting the pre-set performance target.

Our Emphasis on Pay-for-Performance
Performance-based compensation
The compensation of our named executive officers is weighted towards performance-based compensation, where the amount received by an executive varies based on company and individual performance. The chart below shows the performance-based and fixed portions of the 2020 target compensation of Mr. Polen and for Messrs. Reidy, Kaltenbach, Khichi and Mas (excluding the cash payments made to Messrs. Kaltenbach and Khichi under their sign-on arrangements, which are discussed later).
2020 Total Compensation*
* Actual amounts received (and the percentage of total compensation coming from performance-based compensation) may differ from target amounts based on performance and BD’s stock price.

“Performance-based” compensation includes PIP awards, Performance Units, PTVUs and SARs, while “Fixed” compensation includes salary. We consider SARs performance-based compensation because they require stock price appreciation to deliver value to an executive.

How our performance metrics support BD’s business strategy
BD remains focused on delivering sustainable growth and shareholder value and making appropriate investments for the future. BD management operates the business consistent with the following core strategies:
Grow
•Developing and maintaining a strong portfolio of leading products and solutions that address significant unmet clinical needs, improve outcomes, and reduce costs;
•Focusing on our core products, services and solutions that deliver greater benefits to patients, healthcare workers and researchers;
•Investing in research and development that will result in category innovation and a robust product pipeline;
•Leveraging our global scale to expand our reach in providing access to affordable medical technologies around the world, including emerging markets;
•Supplementing our internal growth through strategic acquisitions;
•Driving an efficient capital structure and strong shareholder returns.
Simplify
•Working across our supply chain to minimize environmental impacts;
•Creating more resilient operations based on an enterprise-wide renewable energy strategy;
•Reducing complexity across our manufacturing network and rationalizing our product portfolio;
•Enhancing our quality and risk management systems;
•Simplifying our internal business processes;
•Focusing on cash and expense management in order to improve operating effectiveness and balance sheet productivity.

Empower
•Fostering a purpose-driven culture with a focus on positive impact to all stakeholders–customers, patients, employees and communities;
•Improving our ability to serve customers and enhance customer experiences through the digitalization of internal processes and go-to-market approaches;
•Cultivating an inclusive work environment that welcomes and celebrates diverse talent and perspectives.

The Compensation Committee believes it is important that our compensation program reinforces and rewards behaviors that support these business objectives. In addition, the Compensation Committee believes executive compensation should be based in part on how BD’s performance compares to peer companies facing the same market conditions as BD. These considerations inform the Compensation Committee’s selection of the performance measures for BD’s performance-based compensation.

Performance Period and Metrics for
Performance-based Compensation in 2020

1 Year (PIP awards)	3 years (Performance Units/PTVUs)	10 years (SARs)

Adjusted EPS Revenues Free cash flow as a percentage of sales	ROIC Revenue growth Relative TSR (modifier) Adjusted EPS growth	Stock price appreciation

Adjusted EPS. “Adjusted EPS” is our GAAP diluted EPS less acquisition-related purchase accounting adjustments and finance, integration, restructuring and transaction costs. We use Adjusted EPS because it is one of the primary bases on which BD sets performance expectations each year and earnings is a widely used measure of overall company performance. The use of Adjusted EPS is consistent with how we report our operating results to the financial community.
Revenues. Revenues measures BD’s ability to innovate and compete in the global marketplace. This measure focuses management on achieving strong “top-line” growth, consistent with our business strategy.
Free cash flow as a percentage of sales. This metric recognizes the importance of the efficient use of cash to our ability to fund ongoing investments in our business, including product development, innovation and geographic expansion. “Free cash flow” means net cash from operations, less capital expenditures and capitalized software.
Average return on invested capital ("ROIC"). This metric measures profitability and how effectively company assets are being used. This metric requires our executives to effectively manage a number of different aspects of the business, including new product introductions, productivity improvements and geographic expansion.
Relative TSR. We use relative TSR as a potential modifier of Performance Unit payouts. Relative TSR measures BD’s stock performance (assuming reinvestment of dividends) during the performance period against that of a group of healthcare equipment and life sciences companies included in the S&P 500 Healthcare Index (the “TSR Group”). Performance Unit payouts are modified based on the relative rank of BD’s TSR compared to the TSR Group during the performance period. The use of relative TSR as a modifier allows Performance Unit payouts to reflect BD’s performance, as reflected in our stock price over time, compared to peer companies facing similar business conditions.
The Compensation Committee believes that, together, these measures provide a balanced set of performance targets that focus on growth, profitability and operating efficiency.
When measuring actual performance against the targets, adjustments are made to account for the impact of foreign currency exchange rates in effect during the year, whether favorable or unfavorable to BD, compared to the rates we budgeted when the targets were set. We eliminate this impact of unbudgeted foreign currency translation so that only BD’s underlying performance is measured.

How performance goals are set
The Compensation Committee considers BD’s business plan and the environment in which BD is operating when setting performance targets for the PIP and Performance Units. The healthcare industry continues to face challenges, and the Compensation Committee seeks to reward what it deems to be superior performance by management in light of current industry conditions and growth trends. The Compensation Committee sets what it believes are reasonably achievable performance targets for BD at the time, in light of the BD operating plans reviewed by the Board, and structures payouts so that they are aligned with BD’s performance against those targets.

Our risk analysis of performance-based compensation
While a significant portion of our executive compensation is performance-based, we do not believe that our program encourages excessive or unnecessary risk-taking. While risk-taking is a necessary part of operating and growing a business, the Compensation Committee focuses on aligning BD’s compensation practices with BD’s long-term strategy and attempts to avoid short-term rewards for management decisions that could pose long-term risks to BD. This includes:
• Limits on PIP awards. We do not overweight short-term incentives as a proportion of total pay. PIP awards are also capped at 200% of an executive’s target award to protect against disproportionately large short-term incentives, and the Compensation Committee has the discretion to set PIP awards based on any factors it deems appropriate, including whether management has taken unnecessary or excessive risk.
• Share retention and ownership guidelines. Our share retention and ownership guidelines ensure that our executives have a significant amount of their personal assets tied to the long-term success of BD, and we have a policy prohibiting the pledging of BD shares or hedging against the economic risk of their ownership.
• Use of long-term equity compensation. The largest portion of the compensation paid to our named executive officers is long-term equity compensation that vests over a period of years, which encourages our executives to focus on sustaining BD’s long-term performance.
• Use of Performance Units. A significant portion of executive equity compensation consists of Performance Units that have a three-year performance cycle. This focuses management on sustainable long-term performance. We also cap the payout of these awards at 200% of target.
• Use of multiple performance metrics. We use a number of different performance metrics in our performance-based compensation so that undue weight is not given to any one metric.
PIP Awards
The PIP provides our executives an opportunity to receive a cash award for BD’s performance for the fiscal year and their contribution to that performance, as part of our pay-for-performance philosophy.
Setting awards
Target PIP awards for the named executive officers are expressed as a percentage of base salary. The factors considered when setting actual PIP awards include BD’s overall performance against the performance targets and the resulting available funding, the executive’s target award and the executive’s individual performance. Our CEO’s performance is measured against the individual goals for the year established by the independent directors. For our other named executive officers, performance is measured against the performance objectives set for the businesses, regions or functions they oversee. In each case, the performance objectives for a named executive officer involve a combination of quantitative and qualitative goals. However, no specific formula or weighting of individual performance objectives is used to determine a named executive officer’s PIP award, nor is the achievement of any individual performance objective a condition to receiving an award. Instead, the Compensation Committee and the independent directors use their business judgment to determine what it believes is an appropriate PIP award to recognize BD’s performance and the executive’s contribution to that performance.

Funding for awards based on BD's performance
The available funding pool for PIP awards is determined by a formula. For each performance measure, BD's performance is compared to the target goal set by the Compensation Committee to arrive at a performance factor for that measure.
•For the Revenues target, for every 1% of performance above target, funding with respect to that measure is increased 22.5% above target (up to a maximum of 190%), and for every 1% below target, funding decreases 12.5% below target (to a minimum of 50%).

• For the Adjusted EPS and Free cash flow targets, for every 1% of performance above target, funding with respect to that measure is increased 5% above target (up to a maximum of 150%), and for every 1% below target, funding decreases 2.5% below target (to a minimum of 75% for Adjusted EPS and 50% for Free cash flow).
• For the Revenues target, performance below 96% of target results in no funding for the Revenue measure, while performance below 90% of the Adjusted EPS target or 80% of the Free cash flow target results in no funding for those measures.
The performance factors for the three measures are then weighted to arrive at an overall funding factor, although actual awards, as a percentage of a named executive officer’s target, may be more or less than the funding factor. To determine the funding factor, the Revenues and Adjusted EPS metrics are each weighted 40%, and the Free cash flow metric is weighted 20%. The funding formula for the Revenues target has a steeper incremental funding curve than for the other two measures. This is intended to better align the incentives under the PIP with our business strategy by increasing management focus on revenue growth and rewarding higher levels of revenue performance.
When comparing BD’s operating results to the performance targets, the Compensation Committee has the discretion to make adjustments to BD’s results for unbudgeted items that are not considered part of our ordinary operations and other events that significantly impacted BD’s performance. This ensures that business decisions are made based on what management believes is in the best interests of BD, rather than the possible effects on compensation. It also ensures that our executives are not rewarded for or unfairly penalized by these types of events.
Equity Compensation Awards
We use a mix of equity compensation vehicles to promote the objectives of our program. SARs reward executives for the creation of shareholder value over the term of the award, and Performance Units measure BD’s performance over a three-year period and are intended to reward sustained long-term financial performance. PTVUs, which represent the smallest portion of equity compensation, were added in 2020 to replace the TVUs that were previously granted to our executives. PTVUs vest only if the Adjusted EPS target for the award has been met over the three-year vesting period. The Compensation Committee issued PTVUs to increase the amount of performance-based equity compensation granted to our executives, consistent with our pay-for-performance philosophy.
Because they are equity-based and subject to long-term vesting periods, these awards also serve to align the interests of our executives with those of our shareholders and promote executive retention.

Award values
The Compensation Committee determines the total grant date dollar value of the equity compensation to be paid to a named executive officer. SAR, Performance Unit and PTVU awards are then made to the executive based on their estimated grant date values, with SARs and Performance Units each making up approximately 40% of the total award value, and PTVUs the remaining 20%. The values given to equity compensation awards are only estimates and actual amounts realized from these awards may differ from these estimated values.

Performance Unit metrics and payout formula
For 2020, three-year average revenue growth was added as a performance metric under our Performance Units, in place of relative TSR. This change was to emphasize the importance of sustained revenue growth under our strategic plan. The relative TSR metric is used instead as a payout modifier, as described below. Both average annual ROIC and average revenue growth are weighted 50%. A payout factor for each measure is calculated to determine a final share payout, which can range anywhere from zero to 200% of target. The payout factor for each performance measure is determined by a scale that establishes a threshold performance level (resulting in a 50% payout factor for that measure), and a maximum performance level (resulting in a 200% payout factor). Performance below the threshold level results in a zero payout factor for that measure.
The payout factor for the Performance Units is subject to modification based on BD’s relative TSR compared to the TSR Group for the performance period. The modifier can range from 120% of payout (for relative TSR in the top 15th percentile) to 80% (for relative TSR in the lowest quartile). In the event BD has a negative TSR for the performance period, the modifier will not be used to increase the payout amount, regardless of BD’s percentile rank within the TSR Group.
Similar to the PIP, the Compensation Committee has the discretion to adjust BD’s average ROIC and revenue performance for unbudgeted items and other significant events not considered part of our ordinary operations.

2020 Compensation Actions

Following the onset of COVID-19, the Compensation Committee began considering the potential impact of the pandemic on the company’s performance and executive compensation. The Compensation Committee met six times from April through November to consider the best course for BD, in consultation with management and Pay Governance. An important factor in the Compensation Committee’s deliberations was the impact of the crisis and the company’s performance on BD’s stakeholders, including our employees and shareholders. In addition, the Compensation Committee considered other factors that may have affected the company’s financial performance for the year, such as the BD Alaris shipment delay.
As was the case with many companies, the 2020 PIP targets and the performance targets under our Performance Units were set before the outbreak of the pandemic, an unexpected external event of unknown duration. Against this backdrop, the goal of the Compensation Committee in making its compensation decisions was to balance treating management fairly in light of the changed circumstances brought on by the pandemic with the pandemic’s impact on BD’s stakeholders. The Compensation Committee was also focused on ensuring that any action it took to address the impact of the pandemic on our long-term performance-based equity compensation would be done in a way that aligns the interests of management with the long-term interests of our shareholders.

Salary adjustments
Prior to the beginning of 2020, management decided to freeze executive salaries as part of cost containment efforts at the company. As a result, except for salary actions taken with respect to Mr. Polen in connection with his appointment as our CEO in January 2020, our named executive officers received no salary increase during the year.
In connection with Mr. Polen’s appointment as CEO, his base salary was increased from $900,000 to $1,150,000. In addition, upon his assuming the role of executive Chair, Mr. Forlenza’s base salary was reduced from $1,300,000 to $1,150,000.
To assist BD in its response to the impact of the COVID-19 pandemic, management volunteered and the Compensation Committee agreed to temporarily reduce their salaries, with Messrs. Forlenza, Polen and Reidy receiving the biggest reductions. Their salaries were reduced 40% for a period of 90 days, while the salaries of our other executive officers were reduced 20% during the same period.

PIP awards

Performance against the plan targets
The threshold performance, target performance and maximum performance for each metric under the PIP for 2020, along with BD’s adjusted performance during the year, are set forth on the following table.

	Range of Performance					Funding Factor (rounded)
Performance Metric	Target	Maximum	Reported Performance	Adjusted Performance*	Percentage of Target Achieved
Adjusted EPS (40%)	$12.68	$13.95	$2.71	$10.20	80%	0
Revenues (40%) (in millions)	$18,035	$18,756	$17,117	$17,117	95%	0
Free cash flow as % of sales (20%)	17.8%	19.6%	17%	17%	96%	18%
Total (Rounded)						18%

* For information on how Adjusted Performance is calculated, see Appendix A.

The Adjusted EPS target represented an approximate 11% increase over BD's 2019 adjusted EPS on a currency-neutral basis, while the Revenue target represented a 4.3% increase over BD's 2019 reported consolidated revenues, or 5.3% on a currency-neutral basis. The Free cash flow as a percentage of sales target of 17.8% compares to the 18.7% target set under the PIP for 2019.
As it has historically done, the Compensation Committee made adjustments to the company’s performance for unbudgeted items, including acquisitions and divestitures, and certain other matters that occurred during the year. The Compensation Committee made these adjustments to eliminate items that are not considered part of BD’s ordinary operations, so that only the underlying operating performance of our business was measured. These adjustments are consistent with how we reported our operating results to the financial community. The reconciliations on Appendix A provide additional detail on the adjustments made by the Compensation Committee.
No adjustments were made by the Compensation Committee to account for any items impacting BD’s underlying performance that were not related to the pandemic, including the financial impact of the previously mentioned delay in BD Alaris shipments.

Impact of the pandemic on PIP funding
The substantial impact of the pandemic on BD’s business resulted in the company failing to achieve threshold performance levels for Revenues or Adjusted EPS for the year under the PIP. The company estimates that the significant decline in medical procedures, delays in instrument placements and other weakness in demand for our products brought on by the pandemic resulted in an estimated net decrease in revenues for the year of $600 million and substantially lower earnings for the year.

Actions taken by the Compensation Committee
Given the uncertainty and instability caused by the pandemic and the difficulty in predicting what the impact would be on BD’s business for fiscal 2020, the Compensation Committee believed it was impractical to attempt a mid-year revision to the PIP performance targets or thresholds. Also, because the pandemic began to impact BD early in our second fiscal quarter, the Compensation Committee did not look separately at BD’s pre- and post-pandemic results to analyze the company’s performance under the PIP.
Instead, the Compensation Committee, with its advisor, Pay Governance, reviewed additional factors that it could consider relating to management’s performance during the year to determine whether to use its discretion to address the unforeseen disruption to BD’s business.

Review of alternative payout scenarios

To inform the Compensation Committee’s deliberations, the Compensation Committee considered a number of alternative scenarios to the 18% funding that would have resulted under the PIP funding formula. These included the PIP performance factor:
•in the absence of any threshold performance hurdles, which produced funding at 52% of target;
•if adjustments were made for the estimated impact of the pandemic on the PIP performance metrics, which yielded funding at 88%; and
•if the company’s performance was measured against the company’s revised internal forecast set in April 2020 following the outbreak of the pandemic, which produced funding of 109%.
This range of alternative funding scenarios provided the Compensation Committee additional perspective on the effect of the PIP’s design, including the role of performance thresholds, on the funding factor under the PIP formula. These scenarios also showed the overall impact of the pandemic on the company’s financial results and PIP funding, and management’s performance during the year in operating the company following the outbreak.

Focus on resilience
In addition to these alternative payout scenarios, the Compensation Committee considered resilience actions taken by management to enable BD to weather the significant disruption and uncertainty caused by the pandemic (including safeguarding the health and safety of BD associates), contribute to the global pandemic response and position the company for success as economic conditions improve. To assist in this review, management shared with the Compensation Committee its views on the critical priorities for the company for the balance of the fiscal year following the outbreak of the virus.

After discussions with management and Pay Governance, the Compensation Committee decided it would review management’s efforts during the year with respect to the following resilience factors to guide its use of discretion and assess management’s performance:
Resilience Factors

Quality – Driving quality improvements, including delivering on our quality commitments and improving the company’s quality systems.

Customers – Developing products that are critical to the global COVID-19 response and meeting milestones on the company’s top R&D programs.

Finance/shareholders – managing through the macroeconomic uncertainty created by the pandemic and optimizing the company’s revenue and liquidity.

Operations & supply continuity – responding to pandemic-related changes in customer demand and ensuring supplier stability and supply chain continuity.

Employee safety and well-being – safeguarding associate safety, effecting pandemic-related compensation or workforce actions in a fair and transparent manner, and demonstrating BD’s values and culture.

Below are the actions management took during the year that were considered by the Compensation Committee in assessing performance with respect to these resilience factors.

Quality
•Substantial progress made on important regulatory and quality matters, including preparation for the FDA submission of the 510(k) for the BD Alaris pump.
•Delivered on all of BD’s commitments to the FDA under the Preanalytical Systems warning letter.
•Launched a comprehensive program to improve the company’s quality management systems and enhance organizational capabilities and governance processes in the quality area.
☑
Customers
•Developed multiple new products to help aid in the detection and identification of COVID-19, including tests for our BD Max™ molecular System and a rapid, point-of-care COVID-19 antigen test for our BD Veritor™ Plus System that have expanded access to critical COVID-19 testing.
•Leveraged BD’s leading position as needle and syringe manufacturer to partner with the U.S., Canadian and U.K. governments to prepare for future COVID-19 vaccination campaign.
•Advanced BD’s top research and development programs, despite the challenges posed by shutdowns and other restrictions, including five new product launches.
☑
Financial/Shareholders
•Strengthened BD’s balance sheet to ensure liquidity and continued financial flexibility.
•Increased commitments under credit facility.
•Executed $3 billion equity offering.
•Effective cash management resulted in significant cash savings to help offset lost revenues.
•BD’s performance exceeded post-pandemic internal forecast.
☑
Operations & supply continuity
•Proactive efforts ensured that BD did not experience any significant disruption to operations or supply chain.
◦Worked closely with key suppliers and implemented business continuity measures to mitigate any potential supplier disruption.
◦Partnered with local governments to seek “essential business” exemptions for key suppliers.
•Refocused manufacturing towards most in-demand products to provide continued supply to customers.
•Despite challenges from the pandemic, ramped production of BD Veritor and injection devices to meet production goals.
•Substantial progress made on product rationalization and manufacturing network consolidation initiative.
☑
Employee safety and well-being
•Took decisive action to protect the safety and well-being of BD’s global associates, including travel restrictions, self-quarantines and work-from-home measures.
•Temporarily furloughed associates continued to receive their benefits and accrue service credit under retirement and savings plans and accrue vacation and sick time.
•Paid associate contributions for medical, dental and vision plans for associates whose work was reduced more that 25%.
•Over $700,000 raised through an assistance fund established by BD to help associates and their families impacted by COVID-19.
•Transparent communication by management to global associates on actions taken by management and to advance our cultural priorities of quality, growth mindset and servant leadership.
☑

Compensation Committee’s use of discretion
Based on its review, the Compensation Committee concluded that the contributions by BD executives in the key resilience areas were substantial, and that through management’s efforts, BD’s performance exceeded the internal forecast set in April. The Compensation Committee recognized, however, that shareholders and other stakeholders were meaningfully impacted by BD’s financial performance this year.
In consideration of management’s superior performance and the alternative funding scenarios discussed above, the Compensation Committee determined that funding in the range of 70% to 85% of target would be appropriate for the significant level of performance achieved. The Compensation Committee decided, though, to set the funding factor towards the lower end of this range at 75% to account for the negative impact of the COVID-19 pandemic on BD’s shareholders and other stakeholders. The Compensation Committee believed this funding level struck a fair balance of rewarding BD executives for their critical efforts in responding to the unprecedented disruption caused by COVID-19, while not insulating them from the financial impact of the pandemic.

Awards made to named executive officers
The following table shows the PIP awards that were granted to the named executive officers for 2020. These awards are also set forth in the Summary Compensation Table on page 42 under the heading “Non-Equity Incentive Plan Compensation.”

Name	Target Incentive Award ($)	Actual Incentive Award ($)	Reduction from Target Incentive Award ($)
Thomas E. Polen	1,456,762	1,092,572	364,194
Vincent A. Forlenza	1,798,156	1,348,617	449,539
Christopher R. Reidy	775,948	581,961	193,987
Patrick K. Kaltenbach	569,075	490,827	78,248
Sam Khichi	528,000	455,400	72,600
Alberto Mas	595,340	446,505	148,835
All of the named executive officers received PIP awards at 75% of their target award, consistent with overall PIP funding, except for Messrs. Kaltenbach and Khichi. Mr. Kaltenbach received a PIP award at 86% of target to recognize his role in the development and launching of important COVID-19 diagnostics on our BD MAX and BD Veritor platforms, as well as driving the Life Sciences segment growth strategy and integrating the newly-formed Integrated Diagnostics Solutions business unit. Mr. Khichi also received an award at 86% of target to recognize his leadership in advancing several critical company initiatives, including improving our enterprise risk management processes and our inclusion and diversity program, and in navigating complex global litigation and regulatory issues faced by the company.

Equity compensation awards
2020 awards
The Compensation Committee made the equity compensation awards to the named executive officers shown in the Summary Compensation Table on page 42 in November 2019. The increase in Mr. Polen’s award reflects his anticipated appointment as CEO later in the fiscal year. Mr. Forlenza received no grant for the year, given his anticipated transition to the role of executive Chairman.

Impact of COVID-19 on Performance Unit payouts
In addition to our PIP factor for the year, the pandemic significantly impacted actual and projected Performance Unit payouts. Long-term equity compensation is a key part of our compensation program and motivates our senior executives in creating long-term shareholder value, which aligns their interests with those of BD’s shareholders.
The Compensation Committee considered the lost value to BD’s executives resulting from the substantially lower values of the 2018 award that vested in November 2020 at 45% of target and the in-flight Performance Unit awards granted in 2019, as well as the potentially significant lessening of the retentive and motivational value of the outstanding grants. As part of its review, it noted the disproportionate impact of the pandemic on BD’s business and shareholder returns relative to many peer companies and the resulting impact on Performance Unit values.

After reviewing alternative approaches with Pay Governance, the Compensation Committee addressed the pandemic’s impact through a special, one-time grant of SARs in fiscal 2021 to associates who received the 2018 or 2019 Performance Units, including Messrs. Reidy, Khichi and Mas. (Mr. Kaltenbach did not receive a 2021 equity award because of his announced departure from the company.) Even though Mr. Polen received the 2017 and 2018 Performance Unit grants, the Committee agreed with his decision to forego receipt of the additional one-time award.
Recognizing that the lower value of these awards was not solely related to COVID-19 and because the Compensation Committee did not want to fully protect associates from the impact of the pandemic, the value of the one-time SAR award was limited to 50% of the decline in the value of the 2018 and 2019 Performance Unit awards. The Compensation Committee made the supplemental grant in SARs because their value is tied directly to future BD share appreciation and management’s ability to create shareholder value going forward, further aligning the interests of management and BD shareholders. No changes were made to the performance targets of any in-flight Performance Unit awards.
The one-time, supplemental SAR awards are not reflected in the Summary Compensation Table since they occurred following the close of our 2020 fiscal year. The grant date value of these awards will be reflected in next year’s proxy statement.
Other payments
In accordance with the terms set with Mr. Kaltenbach upon his joining BD as President of our Life Sciences segment, Mr. Kaltenbach received a cash payment of $750,000 in 2020 to compensate him for the above-target payout he would have received under performance-based equity awards from his former employer had he not left to join BD.
In connection with his joining BD from Bard, Mr. Khichi waived his rights to certain payments under his change in control agreement with Bard in exchange for BD's agreement to make three cash payments of approximately $1.05 million each to Mr. Khichi, the last of which was made in 2020.

Other Benefits Under Our Executive Compensation Program
Deferred compensation
Our Restoration Plan is an unfunded, nonqualified plan that allows eligible associates to defer receipt of cash compensation and shares issuable under certain equity compensation awards on a pre-tax basis in addition to what is allowed under our tax-qualified 401(k) Plan. The Restoration Plan is offered as part of a competitive compensation program. We do not provide any guaranteed earnings on amounts deferred under the Restoration Plan, and earnings on these accounts are based on individual investment elections. BD provides matching contributions on cash amounts deferred under the Restoration Plan, subject to certain limits. These matching contributions were temporarily suspended during 2020 as part of our response to the pandemic. Additional information regarding the deferred compensation provisions of the Restoration Plan is on page 50.
Pension benefits
We offer pension benefits to our eligible U.S. associates. Because the Internal Revenue Code limits the maximum annual benefit that may be paid to an individual under our qualified Retirement Plan, we provide additional retirement benefits through our Restoration Plan. We do not include the value of equity compensation in calculating pension benefits. A more complete description of these pension benefits begins on page 48.
Company transportation
Both Mr. Forlenza and Mr. Polen are encouraged to use BD aircraft for both personal and business travel to make more efficient use of their travel time, for personal security and to reduce business continuity risk. Messrs. Forlenza and Polen have entered into time-share agreements under which they make payments to BD for their personal use of BD aircraft. Additional information on the time-share agreements is set forth in the notes to the Summary Compensation Table on page 43.
Following the outbreak of the pandemic, the company decided that it did not want Messrs. Forlenza and Polen to fly commercially. A temporary policy was implemented that required them to fly on BD corporate aircraft for all business and personal travel. Because the executives were required to use the BD aircraft for personal travel, the Compensation Committee decided that it would not require reimbursement for flights during the pandemic under the time-share agreements.

The company has implemented a new policy, effective beginning in fiscal 2021, under which Mr. Forlenza and Mr. Polen are each permitted personal use of our corporate aircraft for up to $100,000 per year in aggregate incremental cost to the company. Any costs in excess of this limit will be reimbursed to the company through their time-share agreements. This new policy gives BD the flexibility to require Messrs. Forlenza and Polen to fly the corporate plane during the pandemic. At the same time, the limit on incremental costs protects against excessive use of the BD plane. The new policy is consistent with how a number of our peer companies address personal use of corporate aircraft.
Messrs. Forlenza and Polen are responsible for the payment of any tax on any income imputed to them from their personal use of corporate aircraft. BD does not provide any gross-up payments with respect to such taxes.

Change in control agreements
We have entered into agreements with the named executive officers relating to their employment following a change in control of BD. These agreements provide the executives with continued employment for a period of two years following a change in control, and provide certain benefits to the executives in the event their employment is terminated without “cause” or they leave their employment for “good reason” (also known as a constructive termination) during such period. Generally, these benefits include a severance payment equal to a multiple of the executive’s salary and PIP award, and certain other benefits. A more complete description of the terms and potential payouts of our change in control agreements begins on page 53.
General purpose. Our change in control agreements are intended to retain the executives and provide continuity of management in the event of an actual or potential change in control of BD. These change in control benefits are reviewed from time-to-time by the Compensation Committee to ensure that they are consistent with our compensation objectives and market practices. Based on information provided by Pay Governance, change in control arrangements are used by a substantial majority of the companies in the Comparison Group, and the terms of our agreements, including the severance multiple, are consistent with the prevailing practices at those companies. The Compensation Committee believes the benefits provided under these agreements are appropriate and consistent with our objective of attracting and retaining highly qualified executives.
Triggering events. Our agreements contain a “double-trigger”—that is, there must be a change in control of BD and a termination of the executive’s employment (either without cause by BD or for good reason by the executive) in order for any payments to be made. We opted for a double trigger, rather than a “single-trigger” that provides for severance payments solely on the basis of a change in control, since a double trigger is consistent with the purpose of encouraging the continued employment of the executive following a change in control.
Tax reimbursement payments. In certain instances, payments made to an executive upon termination may be subject to a 20% excise tax. Under the agreement with Mr. Forlenza, to offset the effect of this tax, we will reimburse him for any resulting excise tax. This allows him to recognize the full intended economic benefit of the agreement and eliminates unintended disparities between executives that the excise tax can arbitrarily impose, owing to the particular structure of this tax provision. However, based on what the Compensation Committee believes are best practices in executive compensation, it is our policy that any new change in control agreements that we enter into with executive officers will not contain these provisions. The agreements with the other named executive officers, including Mr. Polen, do not contain tax reimbursement provisions.

Other change in control provisions
The equity grants awarded in 2020 include a double-trigger vesting provision upon a change in control. Under this provision, the awards will not automatically vest upon a change in control if the awards are either continued or replaced with similar awards. In those instances, the awards will automatically vest only if the executive is terminated without “cause” or terminates employment for “good reason” (as such terms are defined in the plan) within two years of the change in control.
Awards granted prior to January 1, 2015 immediately vest upon a change in control. Unlike the double-trigger discussed above, no termination of employment is required for the accelerated vesting of these awards. We originally provided for single-trigger vesting of awards because we believed it provided our associates with the same opportunity as our shareholders to realize the value created by the transaction, but moved to a double-trigger to align BD’s plan with what the Compensation Committee believes are best practices in this area.

Significant Policies and Other Information Regarding Executive Compensation
Clawback policy
We have a policy that gives the Board the discretion to require senior leaders at BD, including the named executive officers, to reimburse BD for any PIP award or Performance Unit payout that was based on financial results that were subsequently restated as a result of that person’s misconduct. The Board also has the discretion to cancel any equity compensation awards (or recover payouts under such awards) that were granted to such person with respect to the restated period, and to require the person to reimburse BD for any profits realized on any sale of BD stock occurring after the public issuance of the financial statements that were subsequently restated. The policy also gives the Board the authority to require executive officers and other senior leaders who were not involved in the misconduct to reimburse BD for the amount by which their PIP award or Performance Unit payouts exceeded the amount they would have received based on the restated results.
Under the policy, BD may also cancel outstanding equity awards and recover any shares received upon the exercise or vesting of such awards (or any gain realized on the sale of such shares) to the extent the individual breaches any restrictive covenants, such as non-compete and non-solicitation covenants, contained in the agreements for such awards.

Share retention and ownership guidelines
To increase executive share ownership and promote a long-term perspective when managing our business, our named executive officers and certain other senior executives are required to retain 50% of the net after-tax shares received from any equity compensation awards granted to them after they become subject to the guidelines. They are subject to this requirement until they achieve and maintain the required ownership level set forth below. Previously, persons subject to the guidelines were required to hold 75% of the net after-tax shares, but this was lowered after benchmarking the company’s practices against other companies.

Position	Multiple
CEO	5 times salary
Other Executive Officers	3 times salary
Certain Other Senior Executives	1 times salary

What counts as ownership	What does not count as ownership
• Shares held directly	• Unexercised SARs
• Shares held through 401(k) Plan, Restoration Plan and GSIP	• Unvested Performance Units
• TVUs and PTVUs

Messrs. Forlenza, Polen, Reidy, Kaltenbach and Mas have holdings that exceed their ownership targets.

Pledging and hedging policy
We have a policy that prohibits all of our associates (including the named executive officers) and members of our Board from pledging any BD shares or other BD securities, or from engaging in options (including exchange-traded options), puts, calls, forward contracts or any other transactions that are intended to hedge against any decrease in the market value of BD shares or other BD securities granted to them as part of their compensation from BD or that are held directly or indirectly by them.

Equity award policy
The Compensation Committee has adopted a policy that prohibits the backdating of any equity compensation award and requires our annual equity compensation awards and any “off-cycle” awards approved by our CEO to be made on fixed dates. The policy also prohibits manipulating the timing of either the public release of information or the grant of an award to increase the value of an award. Under the policy, the exercise price of any stock option or SAR award will be the closing price of BD stock on the grant date.

Tax considerations
While the Compensation Committee has generally attempted to maximize the tax deductibility of executive compensation, the Compensation Committee believes that the primary purpose of our compensation program is to support BD’s business strategy and the long-term interests of our shareholders. Therefore, the Compensation Committee has maintained the flexibility to award compensation that may not be tax-deductible if doing so furthers the objectives of our executive compensation program.

This Compensation Discussion and Analysis section includes a discussion of performance targets in the limited context of our executive compensation program. These targets are not statements of management’s expectations of our future results or other guidance. Investors should not use or evaluate these targets in any other context or for any other purpose.

COMPENSATION OF NAMED EXECUTIVE OFFICERS
The following table shows the compensation provided by BD to each of the named executive officers in fiscal year 2020.
Fiscal Year 2020 Summary Compensation Table

Name and Principal Position (1)	Year	Salary($)	Bonus ($)	Stock Awards ($)(2)	SAR Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Vincent A. Forlenza	2020	1,085,000	0	0	0	1,348,617	700,508	75,257	3,209,382
Chairman of the Board	2019	1,275,000	0	7,267,906	4,797,154	1,950,000	690,010	34,563	16,014,633
	2018	1,191,250	0	6,693,896	4,423,618	1,980,000	646,672	38,045	14,973,481
Thomas E. Polen	2020	951,667	0	5,636,380	3,749,864	1,092,572	173,103	65,840	11,669,426
President and Chief	2019	900,000	0	2,350,893	1,551,444	990,000	200,284	37,350	6,029,971
Executive Officer	2018	849,750	0	2,231,614	1,474,555	1,132,560	102,975	37,675	5,829,129
Christopher R. Reidy	2020	775,948	0	2,038,555	1,356,122	581,961	126,766	39,017	4,918,369
Executive Vice President,	2019	853,874	0	1,732,237	1,143,150	850,000	124,919	38,530	4,742,710
Chief Financial Officer and	2018	818,200	0	1,992,275	1,316,570	902,785	121,039	28,575	5,179,444
Chief Administrative Officer
Patrick K. Kaltenbach	2020	636,025	750,000(6)	1,329,930	884,570	490,827	0	70,673	3,671,198
Executive Vice President,	2019	664,625	750,000(6)	4,136,237	878,820	562,380	0	53,383	7,045,445
and President, Life	2018	216,667	2,000,000(6)	1,664,189	1,123,227	205,685	0	18,559	5,228,327
Sciences Segment
Samrat S. Khichi	2020	627,000	1,051,343(7)	926,683	616,450	455,400	201,582	59,538	3,482,596
Executive Vice President	2019	631,000	1,051,343(7)	835,304	551,168	607,200	215,330	60,601	3,951,946
and General Counsel, Public	2018	450,000	1,051,343(7)	1,047,147	692,864	371,250	94,841	20,175	3,727,620
Policy and Regulatory Affairs
Alberto Mas	2020	665,380	0	1,420,930	945,204	446,505	198,325	40,739	3,717,083
Executive Vice President	2019	695,300	0	1,422,672	939,029	588,336	561,836	35,536	4,242,709
and President, Medical
Segment

(1)    Mr. Forlenza retired as BD's CEO in January 2020, at which time Mr. Polen became BD's CEO. Although Mr. Khichi was not a named executive officer of BD for fiscal year 2019, the rules of the SEC require us to provide his compensation for that fiscal year. Compensation for fiscal year 2018 is not shown for Mr. Mas, because he was not a named executive officer of BD for that year. As previously announced, Mr. Kaltenbach will be leaving BD in January 2021.
(2)    Stock Awards and SAR Awards. The amounts shown in the “Stock Awards” column and “SAR Awards” column reflect the grant date fair value of the awards under FASB ASC Topic 718 (disregarding estimated forfeitures). For a description of the methodology and assumptions used to determine the amounts reflected in these columns, see Note 8 to the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2020.
The amounts shown in the “Stock Awards” column for fiscal year 2020 include Performance Unit and PTVU awards and reflect the grant date fair values of these awards (i) at target payout of the Performance Units and (ii) assuming satisfaction of the performance target of the PTVUs, which we believe are the most probable outcomes based on the applicable performance conditions. Below are the grant date fair values of the Performance Unit awards, assuming a maximum payout of 200% of target:

Name	Fair value at target payout ($)	Fair value at maximum payout ($)
Vincent A. Forlenza	0	0
Thomas E. Polen	3,771,684	7,543,368
Christopher R. Reidy	1,364,216	2,728,431
Patrick K. Kaltenbach	889,876	1,779,753
Samrat S. Khichi	620,120	1,240,241
Alberto Mas	950,884	1,901,768
(3)    Non-Equity Incentive Plan Compensation. Includes amounts earned under BD’s PIP. These amounts are paid in January following the fiscal year in which they are earned, unless deferred at the election of the named executive officer.

(4)    Change in Pension Value and Nonqualified Deferred Compensation Earnings.
Pension—Amounts shown are the aggregate changes in the actuarial present value of accumulated benefits under defined benefit pension plans (including our nonqualified Restoration Plan). These amounts represent the difference between the present value of accumulated pension benefits (determined as of the first date on which the executive is eligible to retire and commence unreduced benefit payments) at the beginning and end of the fiscal years shown. Mr. Kaltenbach does not participate in BD's defined benefit pension plans, which were closed to new participants effective January 1, 2018. Additional information regarding the pension benefits of our named executive officers begins on page 48.
Deferred Compensation—Earnings on nonqualified deferred compensation are not included in this column, because no named executive officer earned above-market or preferential earnings (as defined in the rules of the SEC) on nonqualified deferred compensation during the fiscal years shown. Information on the named executive officers’ nonqualified deferred compensation accounts is on page 51.
(5) All Other Compensation. Amounts shown for fiscal year 2020 include the following:

	Vincent A. Forlenza	Thomas E. Polen	Christopher R. Reidy	Patrick K. Kaltenbach	Samrat S. Khichi	Alberto Mas
Matching contributions under plans	$34,338	$37,800	$34,017	$52,883	$59,538	$40,739
Matching charitable gifts	5,000	—	5,000	—	—	—
Term life insurance	1,529	—	—	—	—	—
Corporate aircraft	34,390	28,040	—	—	—	—
Relocation assistance	—	—	—	17,790	—	—
Total	$75,257	$65,840	$39,017	$70,673	$59,538	$40,739
The following is a description of these benefits:
•Matching contributions under plans—The amounts shown reflect BD matching contributions credited pursuant to defined contribution plans.
•Matching charitable gifts—The amounts shown are matching contributions made (or committed to be made) through matching gift programs, under which BD matches charitable contributions made to qualifying non-profit organizations, subject to a $5,000 per calendar year limit.
•Term life insurance—BD provides incremental term life insurance benefits to Mr. Forlenza beyond those provided to BD associates generally. The amounts shown reflect the dollar value of the insurance premiums paid by BD for this incremental insurance.
•Corporate aircraft. Pursuant to a policy adopted by the Board of Directors, Mr. Forlenza and Mr. Polen are encouraged to use BD aircraft for personal travel. The value of their personal use of BD aircraft is measured by the incremental variable costs incurred by BD in connection with their personal flights that are not reimbursed by them. These variable costs include fuel, trip-related maintenance, crew travel expenses, on-board catering, and landing and parking fees. If the aircraft flies empty before picking up or after dropping off Mr. Forlenza or Mr. Polen at a destination on a personal flight, the cost of the empty flight is included in the incremental cost. Since BD aircraft are used predominantly for business purposes, we do not include fixed costs that do not change in amount based on usage, such as depreciation and pilot salaries.
Mr. Forlenza and Mr. Polen have each entered into a time-share arrangement under which they make payments to BD for their personal use of BD aircraft. The payments may not exceed the maximum amount permitted by Federal Aviation Administration regulations without subjecting BD to regulation as a charter carrier. The amounts shown in the Summary Compensation Table reflect the incremental variable costs related to personal flights that were not covered by reimbursements under the time-share arrangements. BD does not provide any gross-up payments to either Mr. Forlenza or Mr. Polen with respect to any taxes either of them owe on any imputed income resulting from their personal use of corporate aircraft.
•Relocation Assistance—BD provided Mr. Kaltenbach with mortgage subsidy assistance of $13,070 and tax assistance of $4,720 in connection with his hire.
(6)    Represents amounts paid to Mr. Kaltenbach pursuant to his sign-on arrangements.
(7)    Represents amounts paid to Mr. Khichi pursuant to his sign-on arrangements.

Information Regarding Plan Awards in Fiscal Year 2020
Set forth below is information regarding awards granted to the named executive officers in fiscal year 2020. The non-equity incentive plan awards were made under the PIP. The equity compensation awards were made under our 2004 Plan.
Grants of Plan-Based Awards in Fiscal Year 2020

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other SAR Awards: Number of Securities Underlying SARs (#)	Exercise or Base Price of SAR Awards ($/Sh)(4)	Grant Date Fair Value of Stock and SAR Awards($)(5)
Name	Award Type(1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Vincent A. Forlenza	PIP	N/A	1,078,894	1,798,156	3,596,312
Thomas E. Polen	PIP	N/A	874,057	1,456,762	2,913,524
	PU	11/26/19				6,542	15,394	30,788			3,771,684
	PTVU	11/26/19				N/A	7,585	N/A			1,864,696
	SAR	11/26/19							76,810	255.22	3,749,864
Christopher R. Reidy	PIP	N/A	465,569	775,948	1,551,896
	PU	11/26/19				2,366	5,568	11,136			1,364,216
	PTVU	11/26/19				N/A	2,743	N/A			674,339
	SAR	11/26/19							27,778	255.22	1,356,122
Patrick K. Kaltenbach	PIP	N/A	341,445	569,075	1,138,150
	PU	11/26/19				1,544	3,632	7,264			889,876
	PTVU	11/26/19				N/A	1,790	N/A			440,054
	SAR	11/26/19							18,119	255.22	884,570
Samrat S. Khichi	PIP	N/A	316,800	528,000	1,056,000
	PU	11/26/19				1,076	2,531	5,062			620,120
	PTVU	11/26/19				N/A	1,247	N/A			306,562
	SAR	11/26/19							12,627	255.22	616,450
Alberto Mas	PIP	N/A	357,204	595,340	1,190,680
	PU	11/26/19				1,649	3,881	7,762			950,884
	PTVU	11/26/19				N/A	1,912	N/A			470,046
	SAR	11/26/19							19,361	255.22	945,204

(1)    Award Type:
PIP = Performance Incentive Plan
PU = Performance Unit
PTVU = Performance Time-Vested Unit
SAR = Stock Appreciation Right
 (2)     The amounts shown represent the range of possible payouts that the named executive officer could have earned under the PIP for fiscal year 2020, based on certain assumptions. Actual payments to the named executive officers under the PIP are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 42. The amount in the “Threshold” column assumes BD achieved the minimum threshold performance levels for each performance measure, resulting in available funding for awards at 60% of target, and that the named executive officer received a payment equal to 60% of his award target.
(3)    The amounts shown represent (i) the range of potential share payouts under Performance Unit awards and (ii) the potential share payout under PTVU awards. For the Performance Unit awards, the amount in the “Threshold” column shows the number of shares that will be paid out assuming BD achieves the minimum performance level for each performance measure under the awards.
(4)    The exercise price is the closing price of BD common stock on the date of grant, as reported on the NYSE.

(5)    The amounts shown reflect the grant date fair value of the awards under FASB ASC Topic 718 used by BD for financial statement reporting purposes (disregarding estimated forfeitures). For a discussion of the assumptions made to determine the grant date fair value of these awards, see Note 8 to the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2020.

Description of awards
PIP
The PIP provides an opportunity for eligible associates to receive annual cash incentive payments based on BD and individual performance. A more detailed discussion of the PIP and the performance targets established under the PIP for fiscal year 2020 appears in the Compensation Discussion and Analysis section of this proxy statement.
Equity compensation awards
Performance Units. Performance Units are performance-based restricted stock units that vest three years after grant. The potential payouts under these awards range from zero to 200% of target. The actual payout will be based on BD’s performance against the performance targets set for these awards over the three-year performance period covering fiscal years 2020-2022. A more detailed discussion of the performance measures used for these awards appears in the Compensation Discussion and Analysis section of this proxy statement. Performance Units are not transferable, and holders may not vote any shares underlying the award until the shares have been distributed. Dividends do not accrue on these awards.
PTVUs. PTVUs are restricted stock units that represent the right to receive shares of BD common stock upon vesting. PTVU awards vest three years from the grant date subject to meeting the EPS performance target of the awards. PTVUs are not transferable, and holders may not vote any shares underlying the award until the shares have been distributed. Dividends do not accrue on these awards.
SARs. A SAR represents the right to receive, upon exercise, shares of BD common stock equal in value to the difference between the BD common stock price at the time of exercise and the exercise price of the award. SARs are not transferable. SARs have a ten-year term, and become exercisable in four equal annual installments, beginning one year from the grant date.
Change in control. The Performance Units, PTVUs and SARs listed in the above table fully vest, under certain circumstances, following a change in control or in the event of a termination of employment following a change in control. See “Accelerated vesting of equity compensation awards upon a change in control” on page 54.

Outstanding Equity Awards
The following table sets forth the outstanding equity awards held by the named executive officers at the end of fiscal year 2020.
Outstanding Equity Awards at 2020 Fiscal Year-End

Name	Grant Date	Number of Securities Underlying Unexercised SARs (#) Exercisable (1)	Number of Securities Underlying Unexercised SARs (#) Unexercisable (1)	SAR Exercise Price ($)	SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Vincent A. Forlenza	11/20/2012	202,758	0	76.18	11/20/2022
	11/26/2013	158,479	0	108.89	11/26/2023
	11/25/2014	144,098	0	134.73	11/25/2024
	11/26/2015	165,138	0	150.12	11/26/2025
	11/26/2016	84,174	28,059	170.69	11/26/2026
	11/26/2017	47,978	47,979	226.28	11/26/2027
	11/26/2018	23,125	69,377	242.10	11/26/2028
	Various					48,252	11,227,275	20,501	4,770,173
Thomas E. Polen	11/26/2015	3,763	0	150.12	11/26/2025
	11/26/2016	22,269	7,423	170.69	11/26/2026
	11/26/2017	15,992	15,964	226.28	11/26/2027
	11/26/2018	7,479	22,437	242.10	11/26/2028
	11/26/2019	0	76,810	255.22	11/26/2029
	Various					5,962	1,387,238	22,025	5,124,777
Christopher R. Reidy	11/26/2013	42,261	0	108.89	11/26/2023
	11/25/2014	36,459	0	134.73	11/25/2024
	11/26/2015	44,059	0	150.12	11/26/2025
	11/26/2016	24,495	8,166	170.69	11/26/2026
	11/26/2017	14,278	14,281	226.28	11/26/2027
	11/26/2018	5,510	16,533	242.10	11/26/2028
	11/26/2019	0	27,778	255.22	11/26/2029
	Various					4,980	1,158,746	10,454	2,432,437
Patrick K. Kaltenbach	6/1/2018	5,730	11,463	224.94	6/1/2028
	11/26/2018	0	12,710	242.10	11/26/2028
	11/26/2019	0	18,119	255.22	11/26/2029
	Various					10,340	2,405,911	12,220	2,843,350
Samrat S. Khichi	07/16/2014	14,093	0	95.03	07/16/2024
	12/10/2014	12,286	0	110.04	12/10/2024
	12/09/2015	14,822	0	121.49	12/09/2025
	12/14/2016	12,505	0	143.07	12/14/2026
	01/02/2018	7,794	7,797	217.84	01/02/2028
	11/26/2018	2,657	7,971	242.10	11/26/2028
	11/26/2019	0	12,627	255.22	11/26/2029
	Various					1,322	307,603	7,764	1,806,528
Alberto Mas	11/26/2015	14,312	0	150.12	11/26/2025
	11/26/2016	7,572	2,524	170.69	11/26/2026
	11/26/2017	5,712	5,712	226.28	11/26/2027
	11/26/2018	4,526	13,581	242.10	11/26/2028
	11/26/2019	0	19,361	255.22	11/26/2029
	Various					2,673	621,954	7,894	1,836,776

_____________________________________
(1)    SARs become exercisable in four equal annual installments, beginning one year following the date of grant.
    Set forth below is the value of the exercisable SARs held by named executive officers at the end of fiscal year 2020. The value represents the difference between $232.68, the closing price of BD common stock on September 30, 2020, and the exercise price of each exercisable SAR held by the named executive officer. These values may not reflect the value actually realized by the named executive officers upon exercise.

Name	Value of vested SARs ($)
Vincent A. Forlenza	84,622,940
Thomas E. Polen	1,793,477
Christopher R. Reidy	14,049,984
Patrick K. Kaltenbach	44,350
Samrat S. Khichi	6,330,951
Alberto Mas	1,687,544
(2)    The amounts shown include grants of restricted stock unit awards that are not performance-based. These include TVUs granted on November 26, 2017 and November 26, 2018, which vest in three annual installments beginning one year after grant. The amount shown for Mr. Forlenza also includes certain other awards that vest one year following retirement. Also included in this column for Messrs. Forlenza, Polen, Reidy and Mas are shares payable under Performance Units granted on November 26, 2017, which cover the fiscal year 2018-2020 performance period and vested on November 26, 2020.

(3)    Market value has been calculated by multiplying the number of unvested units by $232.68, the closing price of BD common stock on September 30, 2020.

(4)    The amounts shown include (other than for Mr. Forlenza) PTVUs granted on November 26, 2019 that vest on November 26, 2022. The amounts also include Performance Unit awards at target payout granted on November 26, 2018 and (other than to Mr. Forlenza) November 26, 2019 that vest three years from grant.

SAR Exercises and Vesting of Stock Units
The following table contains information relating to the exercise of SARs, and the vesting of TVUs and Performance Units, during fiscal year 2020.
SAR Exercises and Stock Vested in Fiscal Year 2020

	SAR Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Vincent A. Forlenza	198,137	40,303,306	27,280	6,962,402
Thomas E. Polen	13,907	1,721,793	7,647	1,951,667
Christopher R. Reidy	0	0	7,784	1,986,632
Patrick K. Kaltenbach	4,236	89,215	4,970	1,209,436
Samrat S. Khichi	0	0	931	246,997
Alberto Mas	12,153	1,642,098	2,911	742,945

(1)    Represents the difference between the exercise price and the BD common stock price at the time of exercise. Mr. Forlenza's exercise of 198,137 SARs resulted in the acquisition of 146,047 shares. Mr. Polen's exercise of 13,907 SARs resulted in the acquisition of 6,386 shares. Mr. Kaltenbach's exercise of 4,236 SARs resulted in the acquisition of 339 shares. Mr. Mas' exercise of 12,153 SARs resulted in the acquisition of 6,085 shares.
(2)    Shows the shares acquired under TVUs, and under Performance Units covering the fiscal year 2017-2019 performance period, that vested in fiscal year 2020.
(3)    Based on the closing price of BD stock on the vesting date.

Other Compensation
Retirement Benefits
General
BD’s U.S. Retirement Plan is a non-contributory defined benefit plan. The Internal Revenue Code limits the maximum annual benefit that may be paid to an individual under the Retirement Plan and the amount of compensation that may be recognized in calculating these benefits. BD makes supplemental payments to its nonqualified Restoration Plan to offset any reductions in benefits that result from these limitations.
The Retirement Plan and the Restoration Plan generally provide retirement benefits on a “cash balance” basis. Under the cash balance provisions, an associate has an account that is increased by pay credits based on compensation, age and service, and by interest credits based on a prescribed rate.
Prior to January 1, 2013, benefits were based on a “final average pay” formula for associates who were hired before April 1, 2007 and who did not elect to be covered under the cash balance formula. Effective January 1, 2013, all final average pay participants were converted to the cash balance formula, with an opening cash balance equal to the actuarial present value of the accrued final average pay benefit, based on service and pay through December 31, 2012. Upon retirement, the value of this opening cash balance (with interest credits) is compared to the value of the December 31, 2012 benefit accrued under the final average pay formula and the greater of the two is payable to the participant. Benefits accrued after December 31, 2012 are determined under the cash balance formula only.
Prior to January 1, 2018, the Retirement Plan was generally available to all active full-time and part-time U.S. BD associates. Effective January 1, 2018, the Retirement Plan was frozen, and persons hired or rehired by BD on or after that date do not accrue pension benefits under the plan. Messrs. Kaltenbach and Khichi do not participate in the Retirement Plan.
As an employee of Bard, Mr. Khichi participated in the Bard Supplemental Insurance/Retirement Plan (the "SIRP"), which provided a supplemental retirement benefit based on a participant's compensation and age. Upon the completion of the Bard acquisition in 2017, Mr. Khichi's benefit accruals under this plan became fully vested and were frozen, and he earns interest on his accrued benefits. Mr. Khichi's benefits under the SIRP will be paid to him in a lump sum following his termination of employment with BD for any reason.

Estimated benefits
The following table shows for Messrs. Polen, Forlenza, Reidy and Mas the actuarial present value on September 30, 2020 (assuming payment as a lump sum) of accumulated retirement benefits payable under the listed plans as of the first date on which he is eligible to retire and commence unreduced benefit payments. For a description of the other assumptions used in calculating the present value of the benefits under the Retirement Plan and Restoration Plan, see Note 9 to the consolidated financial statements contained in our Annual Report on Form 10-K for the year ended September 30, 2020.
The table also shows Mr. Khichi’s actuarial present value on September 30, 2020 of his benefits under the SIRP payable as of the first date he is eligible to retire and commence unreduced benefit payments. To determine the SIRP present value, payments after the measurement date are discounted at a rate 2.15% per annum, consistent with the rate used to measure the SIRP obligation for consolidated financial statement reporting purposes.
Amounts shown are not subject to any further deduction for Social Security benefits or other offsets.
PENSION BENEFITS AT 2020 FISCAL YEAR-END

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
Vincent A. Forlenza	Retirement Plan	40	2,039,090
	Restoration Plan	40	11,405,136
Thomas E. Polen	Retirement Plan	20	406,409
	Restoration Plan	20	577,644
Christopher R. Reidy	Retirement Plan	8	146,147
	Restoration Plan	8	557,527
Samrat S. Khichi	SIRP	N/A	4,409,676
Alberto Mas	Retirement Plan	28	911,571
	Restoration Plan	28	2,706,450
Calculation of benefits
Final average pay provisions. The monthly pension benefit payable in cases of retirement at normal retirement age under the final average pay provisions is calculated using the following formula: (1% of average final covered compensation, plus 1.5% of average final excess compensation) multiplied by years and months of credited service.
For purposes of the formula, “average final covered compensation” is generally the portion of an associate’s covered compensation subject to Social Security tax, and “average final excess compensation” is the portion that is not subject to such tax. “Covered compensation” included salary and other forms of regular compensation, including commissions and PIP awards. As noted above, effective January 1, 2013, all final average pay participants were converted to the cash balance formula, with an opening cash balance equal to the actuarial present value of the final average pay benefit accrued based on service and pay through December 31, 2012.

Cash balance provisions. Each month, an associate’s cash balance account is credited with an amount equal to a percentage of the associate’s total compensation for the month (generally, salary and other forms of regular compensation, including commissions and PIP awards). Such percentage is calculated as follows:

Age plus years of credited service as of the upcoming December 31	Credit percentage
Less than 40	3%
40-49	4%
50-59	5%
60-69	6%
70 or more	7%
In addition, each month the associate’s account is credited with interest. The rate used during the calendar year is determined based on the 30-year U.S. Treasury rates in effect during the prior September, subject to a minimum rate.

Early retirement. An associate is eligible to retire early and commence benefit payments if the associate is at least age 55 and has at least 10 years of credited service. Participants may commence payment of benefits under the cash balance formula prior to early retirement eligibility at any age if the participant terminates with at least three years of service.
Under the cash balance provisions, the amount of the associate’s benefit will be the associate’s vested account balance on the early retirement date. The associate may elect to begin payment of the account balance on the early retirement date or delay payment until the normal retirement date (age 65).
For participants who formerly participated in the final average pay formula and were converted to cash balance, the portion of the cash balance account attributable to the converted final average pay benefit is compared to the final average pay benefit accrued through the date of conversion under the final average formula. The result that produces the higher benefit is payable.
Form of benefit. Participants may elect to receive their benefits in various forms. Participants may select a single life annuity, in which pension payments will be payable only during the associate’s lifetime, or, if married, a joint and survivor annuity. Associates may also elect to receive their benefits in a single lump sum payment. Under the final average pay provisions, this lump sum is actuarially equivalent to the benefit payable under the single life annuity option. Under the cash balance provisions, the lump sum is equal to the associate’s account balance.
Deferred compensation
Cash deferrals. The Restoration Plan also allows an eligible BD associate to defer receipt of up to 75% of salary and/or up to 100% of a PIP award until the date or dates elected by the associate. The amounts deferred are invested in a BD common stock account or in cash accounts that mirror the gains and/or losses of several different publicly available investment funds, based on the investment selections of the participants. The investment risk is borne solely by the participant. Participants are entitled to change their investment elections at any time with respect to prior deferrals, future deferrals or both. The investment options available to participants may be changed by BD at any time.
Deferral of equity awards. The Restoration Plan also allows eligible associates to defer receipt of up to 100% of the shares issuable under their Performance Units, PTVUs and TVUs. These deferred shares are allocated to the participant’s BD stock account and must stay in such account until they are distributed.
Withdrawals and distributions. Participants may elect to receive deferred amounts either during their employment or following termination of employment, and to receive distributions in installments or in a lump sum. Except in an unforeseen financial emergency, participants may not withdraw deferred amounts prior to their scheduled distribution date.
Matching contributions. BD provides matching contributions on cash amounts deferred under the Restoration Plan. These contributions are made in the first calendar quarter following the calendar year in which the compensation was deferred. BD matches 75% of the first 6% of salary and PIP award deferred by a participant under the Restoration Plan, subject to certain limits.
Unfunded liability. BD is not required to make any contributions to the Restoration Plan with respect to its obligations to pay deferred compensation. BD has unrestricted use of any cash amounts deferred by participants. Participants have an unsecured contractual commitment from BD to pay deferred amounts due under the Restoration Plan. When such payments are due, cash and/or stock will be distributed from BD’s general assets. BD has purchased corporate-owned life insurance that mirrors the returns on cash amounts deferred under the plan to substantially offset this liability.
The following table sets forth information regarding activity during fiscal year 2020 in the deferred compensation accounts of the named executive officers.

NONQUALIFIED DEFERRED COMPENSATION IN FISCAL YEAR 2020

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year- End ($)(3)
Vincent A. Forlenza	303,154	25,200	254,043	4,950,143
Thomas E. Polen	115,431	25,200	8,915	771,828
Christopher R. Reidy	97,159	25,200	116,257	1,054,904
Patrick K. Kaltenbach	812,389	26,843	179,839	1,768,326
Samrat S. Khichi	607,200	42,000	27,850	764,584
Alberto Mas	459,840	25,200	475,259	2,012,065

(1)    The following amounts are reported as compensation in the fiscal year 2020 “Salary” column of the Summary Compensation Table appearing on page 42: Mr. Forlenza - $108,154; Mr. Polen - $43,823; Mr. Reidy - $46,159; Mr. Kaltenbach - $316,725; Mr. Khichi - $0; and Mr. Mas $133,345. The remaining executive contributions relate to the deferral of fiscal year 2019 PIP awards that were payable in fiscal year 2020.

(2)    Amounts in this column are included in the “All Other Compensation” column of the Summary Compensation Table and reflect matching credits that were credited to participants in 2020. These amounts are not credited to participant accounts until 2021.

(3)    Reflects amounts in which the named executive officer is vested. BD matching contributions fully vest after a participant has been at BD for four years.

Payments Upon Termination of Employment or Change In Control
Payments upon termination of employment
The following table shows the estimated payments and benefits that would be paid by BD to each of the named executive officers as a result of a termination of employment under various scenarios. The amounts shown assume termination of employment on September 30, 2020. However, the actual amounts that would be paid to these named executive officers under each scenario can only be determined at the time of actual termination.

Name	Termination Without “Cause” or for “Good Reason” Following a Change in Control($)(1)	Termination Due to Retirement($)(2)	Termination Without Cause($)(3)	Termination Due to Disability($)(4)	Termination Due to Death($)(5)
Vincent A. Forlenza	45,592,705	29,491,257	31,339,623	31,670,305	33,970,305
Thomas E. Polen	20,000,595	0	4,757,603	6,331,855	7,481,855
Christopher R. Reidy	10,991,463	0	3,370,290	4,055,699	4,917,863
Patrick K. Kaltenbach	8,930,707	0	3,763,278	4,523,372	5,192,872
Samrat S. Khichi	9,959,666	0	6,459,758	6,217,200	6,877,200
Alberto Mas	10,392,018	5,682,718	6,849,472	5,942,157	6,642,557

(1)    Includes amounts payable under change in control employment agreements and the accelerated vesting of equity compensation awards, each of which is discussed below. Also includes: for Messrs. Forlenza and Mas, amounts distributable under BD’s pension plans, assuming payout as a lump sum; for Mr. Kaltenbach, the accelerated vesting of company matching contributions under BD's plans; and for Mr. Khichi, amounts payable under the SIRP.

(2)    Includes amounts distributable under BD’s pension plans, assuming payout as a lump sum, and the accelerated vesting of equity compensation awards upon retirement. Messrs. Polen, Reidy, Kaltenbach and Khichi were not eligible for retirement as of September 30, 2020.

(3)    Includes the accelerated vesting of equity compensation awards, outplacement services (with an assumed maximum cost of $100,000), health and welfare benefits and severance benefits (assuming 18 months’ severance, as BD does not have a specific severance policy for its executive officers). Also includes: for Messrs. Forlenza and Mas, amounts distributable under BD’s pension plans, assuming payout as a lump sum; and for Mr. Khichi, amounts payable under the SIRP.

(4)    Includes the accelerated vesting of equity compensation awards, and also includes: for Messrs. Forlenza and Mas, amounts distributable under BD's pension plans, assuming payout as a lump sum; for Mr. Kaltenbach, the accelerated vesting of company matching contributions under BD's plans; and for Mr. Khichi, amounts payable under the SIRP.

(5)    Includes the accelerated vesting of equity compensation awards and life insurance benefits. Also includes: for Messrs. Forlenza and Mas, amounts distributable under BD's pension plans, assuming payout as a lump sum; for Mr. Kaltenbach, the accelerated vesting of company matching contributions under BD's plans; and for Mr. Khichi, amounts payable under the SIRP.
The amounts shown in the above table do not include vested deferred compensation distributable upon termination, which is shown on page 51, or the value of vested SARs held by the named executive officers as of September 30, 2020, which is shown on page 47.

Payments upon termination under change in control agreements
BD has entered into an agreement with each of the named executive officers that provides for the continued employment of the executive for a period of two years following a change in control of BD. The agreement is designed to retain the executive and provide continuity of management in the event of an actual or potential change in control of BD. The following is a summary of the key terms of the agreement.
The agreement provides that BD will continue to employ the executive for two years following a change in control, and that, during this period, the executive’s position and responsibilities at BD will be materially the same as those prior to the change in control. The agreement also provides for minimum salary, PIP award and other benefits during this two-year period. “Change in control” is defined under the agreement generally as:
•the acquisition by any person or group of 25% or more of the outstanding BD common stock;
•the incumbent members of the Board ceasing to constitute at least a majority of the Board;
•certain business combinations; or
•shareholder approval of the liquidation or dissolution of BD.
The agreement also provides that, in the event the executive is terminated without “cause” or the executive terminates his employment for “good reason” during the two years following a change in control, the executive would receive:
•a pro rata PIP award for the year of termination based on the greater of (i) the executive’s average PIP award for the last three fiscal years prior to termination, and (ii) the executive’s target PIP award for the year of termination (the greater of the two being referred to herein as the “Incentive Payment”);
•a lump sum severance payment equal to three times in the case of Messrs. Forlenza and Polen, and two times for the other named executive officers, the sum of the executive’s annual salary and his Incentive Payment;
•a lump sum payment equal to the present value of the increased pension benefits the executive would have received had the executive remained employed for an additional three years, in the case of Mr. Forlenza, or two years for Mr. Reidy (the other named executive officers do not have this provision in their agreements);
•continuation of the executive’s health and welfare benefits (reduced to the extent provided by any subsequent employer) for a period of three years in the case of Messrs. Forlenza and Polen, and two years for the other named executive officers; and
•outplacement services, subject to a limit on the cost to BD of $100,000.
“Cause” is generally defined as the willful and continued failure of the executive to substantially perform his duties, or illegal conduct or gross misconduct that is materially injurious to BD. “Good reason” is generally defined to include (i) any significant change in the executive’s position or responsibilities, (ii) the failure of BD to pay any compensation called for by the agreement, or (iii) certain relocations of the executive.

Under the agreement with Mr. Forlenza, if any payments or distributions made by BD to Mr. Forlenza as a result of a change in control would be subject to an excise tax imposed by the Internal Revenue Code, BD will make a tax reimbursement payment to him (also known as a "gross-up" payment). As a result of this payment, Mr. Forlenza would retain the same amount, net of all taxes, that he would have retained had the excise tax not been triggered. This provision applies to any payments or distributions resulting from the change in control, including the accelerated vesting of equity awards. However, if such payments and distributions do not exceed 110% of the level that triggers the excise tax, the payments or distributions to be made by BD will be reduced to the extent necessary to avoid the excise tax.

The following table sets forth the estimated benefits the named executive officers would receive under their agreement in the event the executive was terminated without “cause” or terminated his employment for “good reason” following a change in control. The table assumes a termination date of September 30, 2020. These estimates are based on salary rates in effect as of September 30, 2020, and use the 2020 target PIP awards of the named executive officers as the Incentive Payment. No gross-up payment would have been required under the agreement with Mr. Forlenza.

Name	Incentive Payment($)	Severance Payment($)	Additional Retirement Benefits($)	Health and Welfare Benefits($)	Outplacement Services($)	Total($)
Vincent A. Forlenza	1,910,000	9,180,000	603,750	45,000	100,000	11,838,750
Thomas E. Polen	1,456,762	7,820,286	0	45,000	100,000	9,422,048
Christopher R. Reidy	900,928	3,526,185	229,336	30,000	100,000	4,786,449
Patrick K. Kaltenbach	569,075	2,477,150	0	30,000	100,000	3,176,225
Samrat S. Khichi	528,000	2,376,000	0	26,000	100,000	3,030,000
Alberto Mas	625,629	2,652,059	0	30,000	100,000	3,407,688
Accelerated vesting of equity compensation awards upon a change in control
For awards granted prior to January 1, 2015, upon a change in control (as defined in our 2004 Plan), all unvested SARs become fully vested and exercisable, and all time-vested restricted stock units and Performance Units become fully vested and payable (with Performance Units being payable at target amount). This accelerated vesting occurs with respect to all equity compensation awards granted by BD, not just those granted to the named executive officers. No termination of employment is required to trigger this acceleration.
Awards made after January 1, 2015 will not automatically vest upon a change in control if the awards are either continued or replaced with similar awards. In those instances, the awards will automatically vest only if the associate is terminated without “cause” or the associate terminates employment for “good reason” (as such terms are defined in the 2004 Plan) within two years of the change in control.
Equity compensation upon termination of employment
Upon a named executive officer’s termination due to retirement, the named executive officer's:
•unvested SARs become fully exercisable for their remaining term;
•unvested PTVUs vest in full, and unvested time-vested restricted stock units vest in full at, or on the first anniversary of, retirement; and
•unvested Performance Units vest pro rata based on the amount of the vesting period that had elapsed. The payments would be made after the end of the applicable vesting periods and would be based on BD’s actual performance for the applicable performance periods, rather than award targets.
Upon a named executive officer’s termination due to involuntary termination without cause, the named executive officer's:
•unvested SARS are forfeited and the named executive officer is entitled to exercise any then-vested SARs for three months following termination;
•unvested PTVUs are forfeited, and unvested TVUs vest pro rata based on the amount of the vesting period that had elapsed (except that Mr. Kaltenbach's June 1, 2018 TVU grant would vest in full). All other time-vested restricted stock units fully vest; and
•unvested Performance Units vest pro rata based on the amount of the vesting period that had elapsed. The payments would be made after the end of the applicable vesting periods and would be based on BD’s actual performance for the applicable performance periods, rather than award targets.
Upon a named executive officer’s termination due to death or disability, the named executive officer's:
•unvested SARs become fully exercisable for their remaining term;
•unvested PTVUs and unvested time-vested restricted stock units fully vest; and
•unvested Performance Units vest pro rata based on the amount of the vesting period that had elapsed. The payments would be based on award targets.

CEO Pay Ratio
Under the rules of the SEC, we are required to disclose the ratio of our CEO’s annual total compensation to the median of the annual total compensation of all our other employees. For fiscal year 2020, the median annual total compensation of all our employees (other than Mr. Polen) was $39,669 and Mr. Polen’s annual total compensation (as reported in the Summary Compensation Table on page 42) was $11,669,426. Based on the foregoing, our estimate of the ratio of the annual total compensation of our CEO to the median annual total compensation of all our other worldwide employees was 294 to 1.
In accordance with SEC rules, we identified the median employee as of August 1, 2020 by (i) aggregating for each applicable employee (A) annual base salary for salaried employees (or hourly rate multiplied by expected annual work schedule, for permanent hourly employees), and (B) target incentive compensation (including bonus or commission), and (ii) ranking this compensation measure for our employees from lowest to highest. This calculation was performed for all employees, excluding Mr. Polen, whether employed on a full-time, part-time, or seasonal basis. For seasonal and non-permanent employees, we applied a reasonable estimate of hourly rate multiplied by their actual work schedule for the year. We then calculated the annual compensation of the median employee using the same methodology used to calculate Mr. Polen’s compensation for the Summary Compensation Table.
BD believes that the pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Therefore, BD’s ratio may not be comparable to the ratios disclosed by other companies based on a number of factors, including differences in employee populations, different geographic distributions of employees, and the nature of the companies' businesses.

PROPOSAL 2.    RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Ernst & Young LLP (“E&Y”) has been selected by the Audit Committee as the Company’s independent registered public accounting firm (referred to herein as the “independent auditors”) for fiscal year 2021. The Audit Committee is solely responsible for the appointment, compensation, retention and oversight of BD’s independent auditors. Shareholders are being asked to ratify the Audit Committee’s selection of E&Y. If ratification is withheld, the Audit Committee will reconsider its selection.
A representative of E&Y is expected to attend the 2021 Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement.
Listed below are the fees billed to BD by E&Y for services rendered during fiscal years 2020 and 2019.

	2020	2019
Audit Fees	$17,343,000	$19,432,000	“Audit Fees” include fees associated with the annual audit of BD’s consolidated financial statements, reviews of BD’s quarterly reports on Form 10-Q, registration statements filed with the SEC and statutory audits required internationally.

Audit Related Fees	$485,000	$413,000	“Audit Related Fees” consist of assurance and related services that are reasonably related to the performance of the audit or interim financial statement review and are not reported under Audit Fees. These services include benefit plan audits and other audit services requested by management, which are in addition to the scope of the financial statement audit.

Tax Fees	$972,000	$1,289,000	“Tax Fees” includes tax compliance, assistance with tax audits, tax advice and tax planning.

All Other Fees	$12,000	$7,500	“All Other Fees” includes various miscellaneous services.

Total	$18,812,000	$21,141,500
Pre-Approval of Audit and Non-Audit Services
The Audit Committee is responsible for appointing BD’s independent auditors and approving the terms of the independent auditors’ services. The Audit Committee has established a policy for the pre-approval of all audit and permissible non-audit services to be provided by the independent auditors, as described below. All of the services listed in the above table were approved pursuant to this policy.
Audit Services. Under the policy, the Audit Committee will appoint BD’s independent auditors each fiscal year and pre-approve the engagement of the independent auditors for the audit services to be provided.
Non-Audit Services. In accordance with the policy, the Audit Committee has established detailed pre-approved categories of non-audit services that may be performed by the independent auditors during the fiscal year, subject to certain dollar limits. The Audit Committee has also delegated to the Chair of the Audit Committee, subject to certain dollar limits, the authority to approve additional non-audit services by the independent auditors that either are not covered by the pre-approved categories or exceed the pre-approved limits, provided that the full Audit Committee is informed of each service. All other non-audit services are required to be pre-approved by the entire Audit Committee.
The Audit Committee believes that the provision of the non-audit services described above by E&Y is consistent with maintaining the independence of E&Y.
The Audit Committee periodically considers the rotation of the independent auditors. The Audit Committee believes that the continued retention of E&Y to serve as BD’s independent auditors is in the best interests of BD and its shareholders.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews BD’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for performing an independent audit of BD’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee monitors these processes.
In this context, the Audit Committee met and held discussions with management and the independent auditors. Management represented to the Audit Committee that BD’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee also discussed with the independent auditors the matters required to be discussed by the applicable auditing standards.
In addition, the Audit Committee discussed with the independent auditors the auditors’ independence from BD and its management, and the independent auditors provided to the Audit Committee the written disclosures and the letter pursuant to the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors' communications with the Audit Committee concerning independence. The Audit Committee discussed with BD’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of BD’s internal controls, and the overall quality of BD’s financial reporting. Management has also reviewed with the Audit Committee its report on the effectiveness of BD’s internal control over financial reporting. The Audit Committee also received the report from the independent auditors on BD’s internal control over financial reporting.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in BD’s Annual Report on Form 10-K for the fiscal year ended September 30, 2020, for filing with the Securities and Exchange Commission.
AUDIT COMMITTEE
Bertram L. Scott, Chair
R. Andrew Eckert
Jeffrey W. Henderson
David F. Melcher
Rebecca W. Rimel

PROPOSAL 3.    ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
The Compensation Discussion and Analysis beginning on page 23 of this proxy statement describes BD’s executive compensation program and the compensation decisions made with respect to our CEO and the other named executive officers reflected in the Summary Compensation Table on page 42. Pursuant to Section 14A of the Securities Exchange Act of 1934, the Board is asking shareholders to cast a non-binding advisory vote on the following resolution:
“RESOLVED, that the shareholders of Becton, Dickinson and Company (“BD”) approve the compensation of the BD executive officers named in the Summary Compensation Table, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the executive compensation tables and the related footnotes and narrative accompanying the tables).”
As we describe in the Compensation Discussion and Analysis, our executive compensation program embodies a pay-for-performance philosophy that supports BD’s business strategy and aligns the interests of our executives with those of our shareholders. At the same time, we believe our program does not encourage excessive risk-taking by management. We believe that the compensation actions discussed in the Compensation Discussion and Analysis appropriately reflected the performance of our named executive officers and BD during the year.
For these reasons, the Board is asking shareholders to support this Proposal. While the advisory vote we are asking you to cast is non-binding, the Compensation Committee and the Board value the views of our shareholders and will take into account the outcome of the vote when considering our compensation program and future compensation decisions for our executive officers. The Board has adopted a policy of holding advisory votes to approve named executive officer compensation on an annual basis, and the next advisory vote will be held at our 2022 Annual Meeting of Shareholders (the “2022 Annual Meeting”).
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 3.
PROPOSAL 4.    SHAREHOLDER PROPOSAL REGARDING SPECIAL SHAREHOLDER MEETINGS
Kenneth Steiner, 14 Stoner Avenue, 2M, Great Neck, NY, owner of not less than 500 shares of BD common stock, has given notice that he intends to present for action at the 2021 Annual Meeting the following stockholder proposal:
Proposal 4
Special Shareholder Meeting Improvement
Shareowners ask our board to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 15% of our outstanding common stock the power to call a special shareowner meeting. Adoption of this proposal could include a provision that any single shareholder could get credit for only half of the 15% threshold. The Board of Directors would continue to have its existing power to call a special meeting.
The current right of 10% of shares to try to convince a New Jersey judge that a special meeting is necessary is probably useless. It would probably be less difficult for the current 25% of shares to call a special meeting than for 10% of shares to convince a New Jersey judge that a special meeting was necessary. Management previously failed to produce evidence of the shareholders of any large cap company ever convincing a New Jersey judge of the need for a special meeting.
Special meetings allow shareholders to vote on important matters, such as electing new directors that can arise between annual meetings. This is more important at Becton Dickinson because BD does not have an independent board chairman.
This proposal topic won 60%-support at the 2009 Becton Dickinson annual meeting. It even won 49% support at the 2011 Becton Dickinson annual meeting just after BDX adopted a lesser shareholder right to call a special meeting that would require action by 25% of BDX shareholders. This 49% support would have exceeded 50% if more shareholders had access to independent proxy voting advice. Six special meeting proposals won majority votes in 2020.
A shareholder proposal to call a special meeting also obtained a 57% vote at Electronic Arts (EA) in August 2019 even though shareholders at the same meeting approved a management proposal for a special meeting right that would require action by 25% of EA shareholders. This proposal topic, sponsored by William Steiner, also won 78% support at a Sprint annual meeting with 1. 7 Billion yes-votes.

A 15% stock ownership threshold is important because the current 25% stock ownership threshold for shareholders to call a special meeting may be unreachable due to time constraints and the detailed technical requirements that can trip up half of shareholders who want a special shareholder meeting. Thus the 25% stock ownership threshold to call a special meeting can be a 50% stock ownership threshold to call a special meeting for all practical purposes.
Any claim that a shareholder right to call a special meeting can be costly - may be moot. When shareholders have a good reason to call a special meeting - our Board of Directors should be able to take positive responding action to make a special meeting unnecessary.
Please vote yes:
Special Shareholder Meeting Improvement - Proposal 4

* * *
BOARD OF DIRECTORS’ RESPONSE
The Board of Directors has carefully considered this proposal and believes that the proposal is unnecessary given the current right of our shareholders to call a special meeting and is not in the best interests of our shareholders. Accordingly, the Board recommends that shareholders vote “AGAINST” the proposal.
We believe that it is important for our shareholders to have the ability to call special shareholder meetings to address matters that require attention prior to the next annual shareholders meeting. BD’s bylaws provide for a 25% ownership threshold, which we continue to believe is an appropriate standard for balancing shareholder rights and is consistent with prevailing practices at large public corporations. Lowering this threshold to 15% increases the risk that a small group of shareholders with narrow or short-term interests could call special meetings to advance their own particular agendas that are not aligned with the long-term interests of BD and our other shareholders. Special shareholder meetings also subject BD to considerable expense, and can distract management and the Board from important business initiatives and objectives. Such shareholders could also call special meetings solely to seek concessions from BD that serve only their interests in exchange for avoiding a special meeting. Preserving our current 25% ownership threshold ensures that a special meeting will be called only when there is significant support for the meeting among our shareholders.
We also note that if the holders of less than 25% of BD’s common stock believe a special meeting should be called, New Jersey law provides that holders of 10% or more of BD’s common stock have the right to have a court call a special shareholders meeting upon a showing of good cause.
For these reasons, we believe this proposal is unnecessary and not in the best interests of our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSAL 4.

SHAREHOLDER PROPOSALS OR DIRECTOR NOMINATIONS FOR 2022 ANNUAL MEETING
Any proposal that a shareholder wishes to submit for inclusion in BD’s proxy materials for BD’s 2022 Annual Meeting pursuant to SEC Rule 14a-8 must be received by BD not later than August 19, 2021.
A shareholder’s notice of nomination of one or more director candidates to be included in BD’s proxy statement and proxy card pursuant to Article II. E of our By-Laws (a “proxy access director nomination”) must be received by BD not earlier than July 20, 2021 and not later than August 19, 2021.
Notice of any other business or director nomination (that is, other than a matter brought pursuant to SEC Rule 14a-8 or a proxy access director nomination) that a shareholder wishes to present for consideration at the 2022 Annual Meeting pursuant to Article II. D. of our By-Laws must be received by BD not earlier than September 27, 2021 and not later than October 27, 2021.
Any proposal or director nomination submitted by a shareholder in connection with the 2022 Annual Meeting must satisfy the applicable information and other requirements specified in BD’s By-Laws, which are available on BD’s website at www.bd.com/investors/corporate_governance/. All proposals and nominations, and all supporting materials required by our By-Laws, must be addressed to: Corporate Secretary, Becton, Dickinson and Company, 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880. BD will not consider any proposal or nomination that is not timely delivered or otherwise does not meet the By-Law and SEC requirements for submitting the proposal or nomination.

Appendix A
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Presented below are reconciliations of non-GAAP financial measures discussed in the Compensation Discussion and Analysis section of this proxy statement to the comparable GAAP financial measure. All figures below are rounded, and totals may not add due to rounding.
2020 Currency-Neutral Revenue Growth
(in millions)

				D=(A-B)/B	E:(A-B-C)/B
	A	B	C	% Change
	2020	2019	FX Impact	Reported	FXN

Revenues	$17,117	$17,290	$(168)	(1)%	—%

2020 and 2019 Adjusted Earnings Per Share

	Twelve Months Ended September 30,
	2020	2019	Growth	Foreign Currency Translation	Foreign Currency Neutral Growth	Growth %	Foreign Currency Neutral Growth %
Reported Diluted Earnings per Share	$2.71	$3.94	$(1.23)	$(0.15)	$(1.08))	(31.2)%	(27.4)%
Purchase accounting adjustments ($1.356 billion and $1.499 billion pre-tax, respectively) (1)	4.80	5.46
Integration costs ($49 million and $118 million pre-tax, respectively) (2)	0.76	1.18
Restructuring costs ($26 million and $81 million pre-tax, respectively) (2)	0.33	0.66
Transaction gain/loss and product-related matters ($383 million and 585 million pre-tax, respectively)(3)	2.24	2.35
European regulatory initiative-related costs ($29 million and $22 million pre-tax, respectively)(4)	0.38	0.19		(0.01)
Investment gains/losses and asset impairments ($59 million pre-tax and $(13) million pre-tax, respectively.(5)	0.35	0.06		(0.01)
Impacts of debt extinguishment ($54 million and $16 million pre-tax, respectively)	0.03	0.20
Hurricane-related insurance proceeds ($(14) million pre-tax)	—	(0.09)
Income tax benefit of special items and impact of tax reform ($622 million and 265 million, respectively)	(1.40)	(2.26)
Adjusted Diluted Earnings per Share	$10.20	$11.68	$(1.48)	$(0.17)	$(1.31)	(12.7)%	(11.2)%
________________________
(1)Includes amortization and other adjustments related to the purchase accounting for acquisitions impacting identified intangible assets and valuation of fixed assets and debt.
(2)Represents integration and restructuring costs associated with acquisitions.
(3)Includes amounts recorded to Other operating expense, net to record product liability reserves, including related legal defense costs, of $378 million and $914 million in 2020 and 2019, respectively. The amount in 2020 also includes a $244 million charge recorded to Cost of products sold related to the estimate of probable future product remediation costs. The amount in 2019 also includes the estimated cumulative costs of a product recall of $75 million recorded to Other operating expense, net, as well as the pre-tax gain of $336 million related to BD's sale of its Advanced Bioprocessing business which was recorded to Other operating expense, net.
(4)Represents costs required to develop processes and systems to comply with emerging regulations such as the EUMDR and GDPR.
(5)Includes charges recorded in Cost of products sold and Research and development expense to write down the carrying values of certain assets. The amount in 2019 also includes an unrealized gain recorded within Other income, net relating to an investment.
A-1

BECTON, DICKINSON AND COMPANY
1 BECTON DRIVE
FRANKLIN LAKES, NJ 07417-1880
ATTN: PATRICIA WALESIEWICZ

VOTE BY INTERNET

Before The Meeting - Go to **www.proxyvote.com**
Use the Internet to transmit your voting instructions up to 11:59 p.m. Eastern Time on January 25, 2021 for shares held directly and by 11:59 p.m. Eastern Time on January 21, 2021 for shares held in a Company plan. Have this proxy card available when you access the website and follow the instructions to obtain your proxy materials and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/BDX2021**
You may attend the meeting via the Internet and vote during the meeting. Have the number that appears in the box marked by the arrow available and follow the instructions.

NOTE: ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by the Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY TELEPHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on January 25, 2021 for shares held directly and by 11:59 p.m. Eastern Time on January 21, 2021 for shares held in a Company plan. Have your proxy card available when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D27863-Z78646-P47185 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY/VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

BECTON, DICKINSON AND COMPANY

The Board of Directors recommends you vote FOR the following proposals:

1. Election of Directors.

Nominees:	**For**	**Against**	**Abstain**
1a. Catherine M. Burzik	☐	☐	☐
1b. R. Andrew Eckert	☐	☐	☐
1c. Vincent A. Forlenza	☐	☐	☐
1d. Claire M. Fraser	☐	☐	☐
1e. Jeffrey W. Henderson	☐	☐	☐
1f. Christopher Jones	☐	☐	☐
1g. Marshall O. Larsen	☐	☐	☐
1h. David F. Melcher	☐	☐	☐
1i. Thomas E. Polen	☐	☐	☐
1j. Claire Pomeroy	☐	☐	☐
1k. Rebecca W. Rimel	☐	☐	☐
1l. Timothy M. Ring	☐	☐	☐
1m. Bertram L. Scott	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposal:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

BECTON, DICKINSON AND COMPANY

Annual Meeting of Shareholders

Location:	www.virtualshareholdermeeting.com/BDX2021
Day/Date:	Tuesday, January 26, 2021
Time:	1:00 p.m. Eastern Time

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

D27864-Z78646-P47185

BECTON, DICKINSON AND COMPANY
This Proxy is Solicited on Behalf of the Board of Directors.

The undersigned shareholder of Becton, Dickinson and Company, a New Jersey corporation (the "Company"), hereby appoints Thomas E. Polen, Samrat S. Khichi, Christopher R. Reidy and Gary DeFazio, and any of them, with full power of substitution, as proxies to attend, and to vote all shares of common stock of the Company that the undersigned is entitled to vote at, the Annual Meeting of Shareholders of the Company to be held virtually at *www.virtualshareholdermeeting.com/BDX2021* on January 26, 2021 at 1:00 p.m. Eastern Time, and any adjournments or postponements thereof.

Such shares shall be voted as directed by the undersigned with respect to the proposals listed on the reverse side hereof and, in the discretion of the proxies, on such other matters as may properly come before the Annual Meeting or any adjournment thereof. This does not apply to shares held through Company plans, which are addressed below. **Shares represented by this proxy will be voted as directed by the shareholder. Where no choice is made on the reverse side of this form, the proxies will vote FOR all Director nominees, FOR Proposals 2 and 3, and AGAINST Proposal 4.**

For Participants in Company Plans: This card constitutes voting instructions to the respective trustees for any shares of common stock allocated to the undersigned under the Company's 1996 Directors' Deferral Plan ("DDP"), the Company's Deferred Compensation and Retirement Benefit Restoration Plan ("Restoration Plan") and, when so provided, the Global Share Investment Program ("GSIP"), and also constitutes voting instructions to the respective trustees for a proportionate number of shares of common stock in the DDP, Restoration Plan and GSIP for which voting instructions are not received. To the extent the undersigned has shares of common stock allocated to an account under the 401(k) plan of the Company or of a subsidiary, the undersigned is considered a named fiduciary. As a named fiduciary, this card constitutes instructions to the 401(k) plan trustees as to how to vote those shares. Shares for which no voting instructions are received by the 401(k) plan trustees will be voted in the same proportion as those shares for which timely instructions have been received.

(Continued, and to be Marked, Dated and Signed on the Reverse Side)